PROSPECTUS
                                                Rule 424(b)(4)
                                                Registration Nos. 333-28669
                                                                  333-28669-01

                         600,000 PREFERRED SECURITIES

                          SIMMONS FIRST CAPITAL TRUST

                   9.12% CUMULATIVE TRUST PREFERRED SECURITIES          [LOGO]
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                      GUARANTEED, AS DESCRIBED HEREIN, BY

                      SIMMONS FIRST NATIONAL CORPORATION

                           ------------------------

                  $15,000,000 9.12% SUBORDINATED DEBENTURES OF
                      SIMMONS FIRST NATIONAL CORPORATION

                           ------------------------

    The 9.12% Cumulative Trust Preferred Securities (the "Preferred Securities") offered hereby represent preferred undivided beneficial interests in the assets of Simmons First Capital Trust, a statutory business trust created under the laws of the State of Delaware ("Simmons Trust"). Simmons First National Corporation, an Arkansas corporation (the "Company"), will own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of Simmons Trust.
                                                       (continued on next page)

    The Preferred Securities have been approved for quotation on The Nasdaq Stock Market's National Market under the symbol "SFNCP."

                           ------------------------

    SEE "RISK FACTORS" COMMENCING ON PAGE 11 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                           ------------------------

 THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS OR DEPOSIT ACCOUNTS,
       ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NON-BANKING AFFILIATE OF THE COMPANY (EXCEPT TO THE EXTENT THAT PREFERRED SECURITIES
      ARE GUARANTEED BY THE COMPANY AS DESCRIBED HEREIN), ARE NOT INSURED
           BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
           GOVERNMENT AGENCY AND INVOLVE INVESTMENT RISKS, INCLUDING
                          POSSIBLE LOSS OF PRINCIPAL.

                           ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

======================================================================================================
                                               PRICE TO           UNDERWRITING          PROCEEDS TO
                                                PUBLIC           COMMISSION<F1>      SIMMONS TRUST<F2>
------------------------------------------------------------------------------------------------------
Per Preferred Security..................        $25.00            $1.00<F2>                  $25.00
------------------------------------------------------------------------------------------------------
Total<F3>...............................      $15,000,000       $600,000<F2>              $15,000,000
======================================================================================================

<F1>Simmons Trust and the Company have each agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
<F2>In view of the fact that the proceeds of the sale of the Preferred
    Securities will be invested in the Subordinated Debentures, the Company has agreed to pay the Underwriter as compensation for its arranging the investment therein of such proceeds, $1.00 per Preferred Security, or $600,000 in the aggregate, ($690,000 if the over-allotment option is exercised in full). See "Underwriting." The Company has also agreed to pay the expenses of the offering estimated to be $250,000.
<F3>Simmons Trust has granted the Underwriter an option exercisable within 30 days from the date of this Prospectus to purchase up to 90,000 additional Preferred Securities on the same terms and conditions set forth above to cover over-allotments, if any. If all such additional Preferred Securities are purchased, the total Price to Public and Proceeds to Simmons Trust will be $17,250,000.

                           ------------------------

    The Preferred Securities are offered by the Underwriter subject to receipt and acceptance by it, prior sale and the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Preferred Securities will be made on or about June 24, 1997.

                          STIFEL, NICOLAUS & COMPANY
                                 INCORPORATED

June 18, 1997

(continued from previous page)

    State Street Bank and Trust Company is the Property Trustee (as defined herein) of Simmons Trust. Simmons Trust exists for the purpose of issuing the Preferred Securities and investing the proceeds thereof in an equivalent amount of 9.12% Subordinated Debentures (the "Subordinated Debentures") of the Company. The Subordinated Debentures will mature on June 30, 2027, which date may be (i) shortened to a date not earlier than June 30, 2002, or (ii) extended to a date not later than June 30, 2036, in each case if certain conditions are met (including, in the case of shortening the Stated Maturity (as defined herein), the Company having received prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") to do so if then required under applicable capital guidelines or policies of the Federal Reserve). The Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of the Preferred Securities--Subordination of Common
Securities."

    Holders of Preferred Securities are entitled to receive preferential cumulative cash distributions (the "Distributions") from Simmons Trust, at the annual rate of 9.12% of the liquidation amount of $25 per Preferred Security (the "Liquidation Amount"), accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of each year, commencing September 30, 1997. The Company has the right, so long as no Debenture Event of Default (as defined herein) has occurred and is continuing, to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not to exceed 20 consecutive quarters with respect to each deferral period (each, an "Extended Interest Payment Period"); provided that no Extended Interest Payment Period may extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extended Interest Payment Period and the payment of all amounts then due, the Company may elect to begin a new Extended Interest Payment Period subject to the requirements set forth herein. If interest payments on the Subordinated Debentures are so deferred, Distributions on the Preferred Securities will also be deferred, and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Subordinated Debentures. WHILE THE COMPANY INTENDS TO TAKE THE POSITION THAT THE SUBORDINATED DEBENTURES WILL NOT BE DEEMED TO BE ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID"), DURING AN EXTENDED INTEREST PAYMENT PERIOD INTEREST ON THE SUBORDINATED DEBENTURES WILL CONTINUE TO ACCRUE (AND THE AMOUNT OF DISTRIBUTIONS TO WHICH HOLDERS OF THE PREFERRED SECURITIES ARE ENTITLED WILL ACCUMULATE) AT THE RATE OF 9.12% PER ANNUM, COMPOUNDED QUARTERLY, AND HOLDERS OF THE PREFERRED SECURITIES WILL BE REQUIRED TO INCLUDE INTEREST INCOME AS OID IN THEIR GROSS INCOME FOR UNITED STATES FEDERAL INCOME TAX PURPOSES IN ADVANCE OF RECEIPT OF THE CASH DISTRIBUTIONS WITH RESPECT TO SUCH DEFERRED INTEREST PAYMENTS. A HOLDER OF PREFERRED SECURITIES WHO DISPOSES OF ITS PREFERRED SECURITIES BETWEEN RECORD DATES FOR PAYMENTS OF DISTRIBUTIONS (AND CONSEQUENTLY DOES NOT RECEIVE A DISTRIBUTION FROM SIMMONS TRUST FOR THE PERIOD PRIOR TO SUCH DISPOSITION) WILL NEVERTHELESS BE REQUIRED TO INCLUDE ACCRUED BUT UNPAID INTEREST OR OID, IF ANY, ON THE SUBORDINATED DEBENTURES THROUGH THE DATE OF DISPOSITION IN INCOME AS ORDINARY INCOME AND TO ADD THE AMOUNT OF ANY ACCRUED OID TO ITS ADJUSTED TAX BASIS IN ITS PRO RATA SHARE OF THE UNDERLYING SUBORDINATED DEBENTURES DEEMED DISPOSED OF. See "Description of the Subordinated Debentures--Option to Extend Interest Payment Period," "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount" and "--Disposition of Preferred Securities."

    The Company and Simmons Trust believe that, taken together, the obligations of the Company under the Guarantee, the Trust Agreement, the Subordinated Debentures, the Indenture and the Expense Agreement (each as defined herein) provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the obligations of Simmons Trust under the Preferred Securities. See "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee." The Guarantee of the Company guarantees the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by Simmons Trust, as described herein. See "Description of the Guarantee--General." If the Company does not make interest payments on the Subordinated Debentures held by Simmons Trust, Simmons Trust will have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payments of Distributions when Simmons Trust does not have sufficient funds to pay such Distributions. In such event, a holder of Preferred Securities may institute a legal proceeding directly against the Company pursuant to the terms of the Indenture to enforce payments of amounts equal to such Distributions to such holder. See "Description of the Subordinated Debentures--Enforcement of Certain Rights by Holders of the Preferred Securities." The obligations of the Company under the Guarantee and the Preferred Securities are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations

                                                       (continued on next page)

(continued from previous page)

(each as defined herein) of the Company. The Subordinated Debentures are unsecured obligations of the Company and are subordinated to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company.

    The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures at maturity or their earlier redemption. Subject to Federal Reserve approval, if then required under applicable capital guidelines or policies of the Federal Reserve, the Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after June 30, 2002, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 180 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event (each as defined herein), in each case at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of the Preferred Securities--Redemption."

    The Company has the right at any time to dissolve, wind-up or terminate Simmons Trust subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. In the event of the voluntary or involuntary dissolution, winding up or termination of Simmons Trust, after satisfaction of liabilities to creditors of Simmons Trust as required by applicable law, the holders of Preferred Securities will be entitled to receive a Liquidation Amount of $25 per Preferred Security, plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a Subordinated Debenture having an aggregate principal amount equal to the Liquidation Amount of such Preferred Securities (and carrying with it accumulated interest in an amount equal to the accumulated and unpaid Distributions then due on such Preferred Securities), subject to certain exceptions. See "Description of the Preferred Securities--Redemption" and "--Liquidation Distribution Upon Termination."

                       --------------------------------

    The Company will provide Quarterly Reports containing unaudited financial statements to the holders of Preferred Securities if such reports are furnished to the holders of the Company's common stock, and Annual Reports containing financial statements audited by the Company's independent auditors. The Company will also furnish Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q free of charge to holders of Preferred Securities who so request in writing addressed to the Secretary of the Company.

                       --------------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES. SUCH TRANSACTIONS MAY INCLUDE OVER ALLOTMENT, STABILIZING TRANSACTIONS, THE PURCHASE OF PREFERRED SECURITIES TO COVER SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF SUCH ACTIVITIES, SEE "UNDERWRITING."

                                 [INSERT MAP]

                              PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information appearing elsewhere (or incorporated by reference) in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriter's over-allotment option will not be exercised. Prospective investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

GENERAL

    Simmons First National Corporation is an Arkansas corporation and registered bank holding company headquartered in Pine Bluff, Arkansas. At March 31, 1997, the Company had assets of $891.3 million, deposits of $744.4 million and total shareholders' equity of $104.0 million. The Company, through its principal subsidiary Simmons First National Bank (the "Lead Bank"), delivers a comprehensive range of consumer and commercial banking services to individual and business customers through 29 banking locations within the State of Arkansas. The Lead Bank also competes for business nationwide through its credit card operations.

    The Company's other subsidiaries include the following four community banks (together with the Lead Bank, the "Banks"): Simmons First Bank of Jonesboro, located in Jonesboro, Arkansas; Simmons First Bank of South Arkansas, located in Lake Village, Arkansas; Simmons First Bank of Dumas, located in Dumas, Arkansas; and Simmons First Bank of Northwest Arkansas, located in Rogers, Arkansas.

    The principal executive office of the Company is located at 501 Main Street, Pine Bluff, Arkansas 71601, and its telephone number is (870) 541-1000.

FINANCIAL SUMMARY

                                       THREE MONTHS
                                      ENDED MARCH 31,
                                        (UNAUDITED)                              YEAR ENDED DECEMBER 31,
                                   ---------------------       ------------------------------------------------------------
                                     1997         1996           1996         1995         1994         1993         1992
                                   --------      -------       --------      -------      -------      -------      -------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income....................     $  2,588      $ 2,242       $ 10,301      $10,019      $ 9,860      $ 9,396      $ 7,477

Net income per share..........     $   0.45      $  0.39       $   1.81      $  1.77      $  1.79      $  1.85      $  1.73

Stockholders' equity..........     $104,010      $97,540       $102,825      $96,797      $83,700      $75,335      $51,219

Return on average equity......        10.07%        9.22%         10.31%       10.95%       12.28%       14.31%       15.43%

Return on average assets......         1.19         1.08           1.22         1.30         1.39         1.33         1.09

PRO FORMA FINANCIAL SUMMARY

    The following unaudited information summarizes financial information of the Company and First Bank of Arkansas--Russellville ("FBAR") and First Bank of Arkansas--Searcy ("FBAS") as if the Pending Acquisitions (as defined herein) had been effective during the periods presented.

                                                           THREE MONTHS
                                                       ENDED MARCH 31, 1997       YEAR ENDED DECEMBER 31, 1996
                                                       --------------------       ----------------------------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Proforma net income...............................            $2,538                         $8,740
Proforma net income per share.....................              0.44                           1.53
Proforma return on average equity (annualized)....              9.88%                            --
Proforma return on average assets (annualized)....              0.85                             --

BUSINESS STRATEGY AND OBJECTIVES

    The Company's growth strategy is to expand within the State of Arkansas, its primary market area, by capitalizing on its presence in the Northern half of Arkansas, which contains several of the fastest growing areas in the state, through increased emphasis on commercial and agricultural lending in those areas, and by expanding its banking operations through acquisitions which the Company believes will allow it to better utilize acquired assets through investment in higher yielding credit card loans and other retail banking services.

    The Company has identified several business objectives and strategies which focus on growth and customer service. The principal objectives of the Company have been to (i) increase market share, particularly in the Northern half of Arkansas, (ii) provide exceptional customer service, (iii) enhance credit quality, and (iv) maintain cost controls. The Company has employed the following strategies in furtherance of its business objectives:

        * INCREASE MARKET SHARE IN EACH MARKET SERVED. The Company realigned certain banking operations during 1996 in order to provide the Northwest Arkansas cities of Rogers, Springdale and Bella Vista with community banking rather than banking services through branches of the Lead Bank. The Company, in this regard, transferred an existing Bank charter to Rogers, Arkansas from Dermott, Arkansas and renamed the Bank "Simmons First Bank of Northwest Arkansas." Management believes that Northwest Arkansas is one of the fastest growing areas within the Company's market. The Company has invested $2.2 million in the construction of the Rogers banking facility and $1.1 million in remodeling its Springdale facility to provide increased capacity for banking services to these communities. In the Pine Bluff market, management has aggressively sought opportunities arising from the concerns and uncertainties due to the current bank consolidation phenomenon. Management believes that the concerns and uncertainties of the current consolidation climate have allowed the Lead Bank, as a community bank, to increase its market share in deposits and lending through targeted development of customers of those banks affected by consolidation transactions. The Company's goal is to deliver personal customer services through each of its banking facilities and to be able to service an increasing percentage of each customer's financial needs through effective management of the customer relationship.

        * EXPAND FEE-BASED INCOME. The Company currently provides a number of services to its customers which generate fee-based income, the major services being credit card, trust, and mortgage banking. Management believes that additional sources of fee income are available from existing customer relationships and that the existing products and services which generate fee-based income can be utilized to effectively develop new or additional relationships with customers. Management also believes that satisfied customers are loyal and, therefore, are more likely to utilize its other products and services when a substantial portion of a customer's financial services are provided by the Company.

        * EXPAND THE NICHE BUSINESS BY TAKING ADVANTAGE OF OPPORTUNITIES. The Company is active in several specialized market niches, credit cards, mortgage banking and student loans. Management believes that the Company has developed expertise and qualified staff to effectively meet the needs of customers in these specialized areas. The Lead Bank over the last several years has offered the national market a credit card with one of the lowest interest rates in the United States, yet has maintained outstanding asset quality within its credit card loan portfolio. The credit card portfolio experienced net charge-offs of 1.40% during 1996 and 1.15% during 1995. The mortgage banking group originates and services residential mortgage loans. The market for mortgage loan origination is primarily Arkansas. After origination, the majority of the residential mortgage loans are sold into the secondary market. The Company services a residential mortgage loan portfolio with an outstanding loan balance of approximately $1.5 billion as of December 31, 1996. The portfolio primarily consists of pooled mortgages supporting mortgage-backed securities issued pursuant to the programs of certain United States government agencies and quasi-governmental bodies (e.g., Federal National Mortgage Association, Government National Mortgage Association and Federal Home Loan Mortgage Corporation). The Company has identified those areas in which the residential housing market is very active and is allocating its resources to capitalize upon opportunities in those areas. The Lead Bank is also one of the largest originators of guaranteed student loans in the State of Arkansas.

        * ACTIVELY MANAGING CREDIT QUALITY. The Company actively manages its loan portfolio with loan officers maintaining responsibility for the quality of the credit they originate and manage. The management process for commercial and commercial real estate credit is based upon a collective review and approval process, including a review, evaluation and grading process undertaken by the Company's internal independent loan review department. Senior management is actively involved in the oversight and implementation of this process and incentive compensation is impacted by the credit experience of specified loan portfolios, each Bank's aggregate loan portfolios and the Company's aggregate loan portfolio.

BANKING AND FINANCIAL SERVICES

    The organization provides financial services through the following product groups:

    RETAIL BANKING. Each of the Company's subsidiary Banks serves individuals and small businesses with direct lending, indirect consumer lending and a wide range of deposit products. Further, the Lead Bank offers to its customers and the customers of the other Banks credit cards, personal trust and brokerage services. In addition to customer service through automated teller machines and traditional branch locations, the Lead Bank is utilizing alternative systems for business development and customer service. Credit card applications and information concerning services and products of the Lead Bank are available on the Internet. The Company strives to improve the match between a customer's individual needs and the products and services offered by the Company's subsidiary Banks.

    CREDIT CARD SERVICES. The Lead Bank is a national provider of credit card services. The Lead Bank has offered credit card services since 1967, and at December 31, 1996, the Lead Bank had approximately 158,000 active Visa and MasterCard accounts in all 50 states, the District of Columbia and certain United States territories, with outstanding balances totaling $166.3 million, or approximately 32.6% of total consolidated loans. Approximately 63% of the aggregate outstanding credit card loans in the portfolio are to cardholders residing in States other than Arkansas. The Lead Bank has consistently employed stringent, subjectively-based credit standards in making credit decisions concerning card applicants, rather than using a credit scoring, or statistical profile system typically employed by other credit card issuers. Management believes that this individualized approach to decision-making, emphasizing credit histories and individual borrower profiles, is significantly more restrictive than industry standards, and has been a significant positive factor in producing a high quality credit card loan portfolio. At December 31, 1996, the Lead Bank's credit card delinquency ratio was 0.66%.

    COMMERCIAL BANKING. The Company, through its Bank subsidiaries, provides a wide range of commercial banking services to business customers, including loans, letters of credit, corporate cash management, corporate trust services and employee benefit trust services. The Company's primary focus for commercial banking is privately-held or closely-controlled firms doing business within the community markets served by its subsidiary Banks.

    STUDENT LENDING. The Lead Bank is one of the largest originators of guaranteed student loans in the State of Arkansas. The Lead Bank's primary focus is on guaranteed lending to students attending four year colleges and universities. The student loan department of the Bank's retail banking group provides specialized services to the customers of all of the Company's Banks and works with substantially all of the four year colleges and universities in Arkansas in providing student loans.

    MORTGAGE BANKING. The Company, through the Lead Bank and the Company's subsidiary Simmons First Mortgage Company ("SFMC"), provides various mortgage banking services. SFMC maintains offices for the origination of residential mortgage loans in several of the Banks as well as its own office location in Little Rock, Arkansas. The Lead Bank is engaged in servicing a mortgage loan portfolio with an aggregate outstanding balance of approximately $1.5 billion, as of December 31, 1996, and is an active participant in the secondary mortgage market through the origination and sale of mortgages.

PENDING ACQUISITIONS

    On March 21, 1997, the Company announced the execution of separate definitive agreements with First Commercial Corporation ("First Commercial") to purchase all of the outstanding stock of First Bank of Arkansas--Russellville ("FBAR") and First Bank of Arkansas--Searcy ("FBAS") for the aggregate purchase price of $53 million (the "Pending Acquisitions"). The Pending Acquisitions will be accounted for as purchase transactions. In addition to customary regulatory approvals applicable to the Pending Acquisitions, the acquisition of FBAS is also conditioned upon the consummation by First Commercial of its pending acquisition of First Central Corporation, which is expected to be consummated on or about June 30, 1997, although no assurance can be given in such regard. The Pending Acquisitions are expected to be completed during the third quarter of 1997. Regulatory applications for the Pending Acquisitions have been filed and are presently pending. There can be no assurance that all necessary regulatory approvals will be obtained or that all conditions to the Pending Acquisitions will be satisfied such that the

Pending Acquisitions will be consummated. There can also be no assurance that the Company will be able to successfully integrate FBAR and FBAS into its operations.

    The audited combined balance sheet of FBAR and FBAS as of December 31, 1996 and the audited combined statements of income, changes in stockholders' equity, and cash flows for the year ended December 31, 1996, and the unaudited combined interim balance sheet of FBAR and FBAS as of March 31, 1997, and the unaudited combined statements of income, changes in stockholder's equity, and cash flows for the three-month periods ended March 31, 1997 and 1996 are included in the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 6, 1997, and are incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

    FIRST BANK OF ARKANSAS--RUSSELLVILLE. The main office of FBAR is located in Russellville, Arkansas, a city of approximately 21,000 people. Russellville is located in central Arkansas, approximately 78 miles northwest of Little Rock on Interstate 40. The city is the home of Arkansas Tech University, a four year state supported university with an enrollment of approximately 5,000 students. Russellville and surrounding communities have experienced and are continuing to experience moderate growth within the business and residential housing markets.

    FBAR, an Arkansas chartered bank, currently controls the largest market share in the Russellville market. Two branches of FBAR and the deposits and loans associated therewith are, however, being retained by First Commercial and will be transferred to a competing bank prior to the consummation of the Pending Acquisitions. Upon consummation of the purchase transaction, FBAR will maintain its main office and two full service branches in Russellville, Arkansas and full service branches in Clarksville, Hector and London, Arkansas. As of March 31, 1997, FBAR had deposits of approximately $207 million and loans of approximately $156 million, after adjustment for the two branches to be retained by First Commercial and transferred to a competing bank. The Company has been advised that the two principal executive officers of FBAR have determined to leave the employ of FBAR prior to the consummation of the Pending Acquisitions. The Company is currently reviewing the situation and expects to name replacements for the departing executives in the near future. Although the resignation of the two executive officers, among other things, could affect the timely integration of FBAR into the Company's organization and could result in increased competition in the Russellville market area, management of the Company does not believe that such developments would have a material adverse effect on the Company and its subsidiaries taken as a whole.

    FIRST BANK OF ARKANSAS--SEARCY. The main office of FBAS is located in Searcy, Arkansas, a city of approximately 15,000 people. Searcy is located in central Arkansas, approximately 50 miles northeast of Little Rock on U.S. Highway 67- 167. The city is the home of Harding University, a four year private university with an enrollment of approximately 4,100 students. Searcy has experienced, and is continuing to experience, moderate growth within the business and residential housing markets.

    FBAS, an Arkansas chartered bank, currently has the third largest market share in the Searcy market. Upon consummation of the purchase transaction, FBAS will maintain its main office and two full service branches in Searcy, Arkansas and a full service branch in Kensett, Arkansas. As of March 31, 1997, FBAS had deposits of approximately $73 million and loans of approximately $64 million.

OWNERSHIP

    As of March 21, 1997, the directors and executive officers of the Company and their immediate families owned approximately 7.32% of the Company's common stock and the Simmons First National Corporation Employee Stock Ownership Plan owned approximately 8.91% of the Company's outstanding common stock.

                                 SIMMONS TRUST

    Simmons Trust is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement, dated as of June 2, 1997, executed by the Company, as depositor, and the trustees of Simmons Trust (the "Trustees"), and (ii) a certificate of trust filed with the Delaware Secretary of State on June 3, 1997. The initial trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture
Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. The Company will acquire all of the Common Securities which will represent an aggregate liquidation amount equal to at least 3% of the total capital of Simmons Trust. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuance of an Event of Default (as defined herein) under the Trust Agreement resulting from a Debenture Event of Default, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of the Preferred Securities--Subordination of Common Securities." Simmons Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of Simmons Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures issued by the Company, and (iii) engaging in only those other activities necessary, advisable, or incidental thereto. The Subordinated Debentures and payments thereunder will be the only assets of Simmons Trust and payments under the Subordinated Debentures will be the only revenue of Simmons Trust. Simmons Trust has a term of 55 years, but may terminate earlier as provided in the Trust Agreement. The principal executive office of Simmons Trust is 501 Main Street, Pine Bluff, Arkansas 71601, and its telephone number is (870) 541-1000.

    The number of Trustees will, pursuant to the Trust Agreement, initially be five. Three of the Trustees (the "Administrative Trustees") will be persons who are employees or officers of, or who are affiliated with, the Company. The fourth trustee will be a financial institution that is unaffiliated with the Company, which trustee will serve as institutional trustee under the Trust Agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"). State Street Bank and Trust Company, a state chartered trust company organized under the laws of the Commonwealth of Massachusetts, will be the Property Trustee until removed or replaced by the holder of the Common Securities. For purposes of compliance with the provisions of the Trust Indenture Act, State Street Bank and Trust Company will also act as trustee (the "Guarantee Trustee") under the Guarantee and as Debenture Trustee (as defined herein) under the Indenture. The fifth trustee will be an entity that maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). Wilmington Trust Company, a Delaware chartered trust company, will act as Delaware Trustee.

    The Property Trustee will hold title to the Subordinated Debentures for the benefit of the holders of the Trust Securities and in such capacity will have the power to exercise all rights, powers and privileges under the Indenture. The Property Trustee will also maintain exclusive control of a segregated non-interest-bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debentures for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of Distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the holder of all the Common Securities, will have the right to appoint, remove or replace any Trustee and to increase or decrease the number of Trustees. The Company will pay all fees and expenses related to Simmons Trust and the offering of the Trust Securities.

    The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."

                                           THE OFFERING

Securities Offered............600,000 Preferred Securities having a Liquidation Amount of $25 per
                              Preferred Security. The Preferred Securities represent preferred undivided beneficial interests in the assets of Simmons Trust, which will consist solely of the Subordinated Debentures and payments thereunder. Simmons Trust has granted the Underwriter an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 90,000 Preferred Securities at the initial offering price, solely to cover over-allotments, if any.

Distributions.................The Distributions payable on each Preferred Security will be fixed at a rate per annum of 9.12% of the Liquidation Amount of $25 per
                              Preferred Security, will be cumulative, will accrue from June 24,
                              1997, the date of issuance of the Preferred  Securities, and will be payable quarterly in arrears, on March 31, June 30,
                              September 30 and December 31 of each year, commencing
                              September 30, 1997. See "Description of the Preferred Securi-
                              ties--Distributions--Payment of Distributions."

Option to Extend Interest
  Payment Period..............The Company has the right, at any time, so long as no Debenture Event of Default has occurred and is continuing, to defer payments of interest on the Subordinated Debentures for a period not exceeding 20 consecutive quarters; provided, that no Extended Interest Payment
                              Period may extend beyond the Stated Maturity of the Subordinated
                              Debentures. As a consequence of the extension by the Company of the interest payment period, quarterly Distributions on the Preferred
                              Securities will be deferred (though such Distributions would continue to accrue with interest thereon compounded quarterly, since interest will continue to accrue and compound on the Subordinated Debentures)
                              during any such Extended Interest Payment Period. During an Extended
                              Interest Payment Period, the Company will be prohibited, subject to certain exceptions described herein, from declaring or paying any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Subordinated Debentures.
                              Upon the termination of any Extended Interest Payment Period and the payment of all amounts then due, the Company may commence a new
                              Extended Interest Payment Period, subject to the foregoing requirements. See "Description of the Preferred
                              Securities--Distributions--Extension Period" and "Description of the
                              Subordinated Debentures--Option to Extend Interest Payment Period."

                              Should an Extended Interest Payment Period occur, holders of Preferred
                              Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. See "Certain Federal Income Tax
                              Consequences--Potential Extension of Interest Payment Period and
                              Original Issue Discount."

Early Redemption..............The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures at maturity or their earlier redemption. Subject to Federal Reserve approval, if then required under applicable capital guidelines or policies of the
                              Federal Reserve, the Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after June 30, 2002, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part),

                                       7

                              within 180 days following the occurrence of a Tax Event, a Capital
                              Treatment Event or an Investment Company Event, in each case at the redemption price equal to 100% of the principal amount of the
                              Subordinated Debenture, together with any accrued but unpaid interest to the date fixed for redemption. See "Description of the
                              Subordinated Debentures--
                              Redemption."

Distribution of Subordinated
  Debentures..................The Company has the right at any time to terminate the Preferred
                              Securities and cause the Subordinated Debentures to be distributed to holders of Preferred Securities in liquidation of Simmons Trust, subject to the Company having received prior approval of the Federal
                              Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of the Preferred
                              Securities--Redemption" and "Description of the Preferred
                              Securities--Liquidation Distribution Upon Termination."

Guarantee.....................The Company has guaranteed the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by Simmons Trust, as described herein. The Company and Simmons Trust believe that, taken together, the obligations of the Company under the Guarantee, the Trust
                              Agreement, the Subordinated Debentures, the Indenture and the Expense
                              Agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the obligations of Simmons Trust under the Preferred Securities. The obligations of the Company under the Guarantee and the Preferred
                              Securities are subordinate and junior in right of payment to all
                              Senior Debt, Subordinated Debt and Additional Senior Obligations of
                              the Company. If the Company does not make principal or interest payments on the Subordinated Debentures, Simmons Trust will not have sufficient funds to make distributions on the Preferred Securities; in which event, the Guarantee will not apply to such Distributions until
                              Simmons Trust has sufficient funds available therefor. See
                              "Description of the Guarantee."

Voting Rights.................The holders of the Preferred Securities generally will have no voting rights except in limited circumstances. See "Description of the
                              Preferred Securities--Voting Rights; Amendment of Trust Agreement."

Use of Proceeds...............The proceeds from the sale of the Preferred Securities offered hereby will be used by Simmons Trust to purchase the Subordinated Debentures issued by the Company. The Company intends to use the net proceeds from the sale of the Subordinated Debentures to pay a portion of the purchase price for the Pending Acquisitions and, pending their use for such purpose, the net proceeds will be invested in short-term investment securities. See "Use of Proceeds."

Nasdaq National Market
  Symbol......................The Preferred Securities have been approved for quotation on The
                              Nasdaq Stock Market's National Market under the symbol "SFNCP."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The consolidated financial data below summarizes historical consolidated financial information of the Company for the periods indicated and should be read in conjunction with the financial statements and other information included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated by reference in this Prospectus. The unaudited consolidated financial data below for the interim periods indicated has been derived from, and should be read in conjunction with, the Company's Quarterly Report on Form 10-Q for the three-month period ended March 31, 1997, which is incorporated by reference in this Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference." All adjustments considered necessary for a fair presentation have, in the opinion of management, been included in the unaudited interim data. Interim results for the three months ended March 31, 1997 are not necessarily indicative of results which may be expected for future periods, including the year ending December 31, 1997.

                                             MARCH 31,
                                            (UNAUDITED)                            YEARS ENDED DECEMBER 31,
                                       ---------------------     ------------------------------------------------------------
                                         1997         1996         1996         1995         1994         1993         1992
                                       --------     --------     --------     --------     --------     --------     --------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED RESULTS OF OPERATIONS:
    Interest income................    $ 15,941     $ 14,910     $ 61,367     $ 56,229     $ 45,727     $ 44,394     $ 46,042
    Interest expense...............       7,055        6,931       27,562       24,465       16,468       15,944       19,517
                                       --------     --------     --------     --------     --------     --------     --------
    Net interest income............       8,886        7,979       33,805       31,764       29,259       28,450       26,525
    Provision for loan losses......         764          502        2,341        2,092        2,050        3,006        3,741
                                       --------     --------     --------     --------     --------     --------     --------
    Net interest income after
      provision for loan losses....       8,122        7,477       31,464       29,672       27,209       25,444       22,784
    Other noninterest income.......       6,226        6,079       25,116       24,365       24,847       26,129       25,578
    Noninterest expense............      10,732       10,450       41,956       39,820       38,415       38,711       37,978
                                       --------     --------     --------     --------     --------     --------     --------
    Income before income tax
      expense......................       3,616        3,106       14,624       14,217       13,641       12,862       10,384
    Income tax expense.............       1,028          864        4,323        4,198        3,781        3,466        2,907
                                       --------     --------     --------     --------     --------     --------     --------
    Net income.....................    $  2,588     $  2,242     $ 10,301     $ 10,019     $  9,860     $  9,396     $  7,477
                                       ========     ========     ========     ========     ========     ========     ========

PER SHARE DATA:<F1>
    Net income:
        Earnings per common
          share....................    $   0.45     $   0.39     $   1.81     $   1.77     $   1.79     $   1.85     $   1.73
        Cash dividends declared....        0.13         0.11         0.48         0.40         0.31         0.27         0.27
        Book value.................       18.20        17.04        18.02        16.91        15.17        13.66        12.02
        Dividend payout ratio......       28.89%       28.21%       26.47%       22.79%       17.32%       14.59%       15.61%

SELECTED BALANCE SHEET DATA:
    Assets.........................    $891,263     $832,480     $881,332     $839,884     $713,262     $738,760     $705,903
    Securities<F2>.................     238,156      227,928      237,662      224,800      171,984      198,626      202,994
    Loans and leases...............     515,746      454,347      510,813      471,956      418,392      394,426      367,655
    Allowance for loan and lease
      losses.......................      (8,297)      (8,412)      (8,368)      (8,418)      (7,790)      (7,430)      (5,748)
    Deposits.......................     744,432      694,803      736,367      704,768      583,538      610,355      590,409
    Long term debt.................       1,056        4,747        1,067        4,757       12,144       12,178       12,208
    Stockholders' equity...........     104,010       97,540      102,825       96,797       83,700       75,335       51,219

PERFORMANCE RATIOS:
    Return on average equity.......       10.07%        9.22%       10.31%       10.95%       12.28%       14.31%       15.43%
    Return on average assets.......        1.19         1.08         1.22         1.30         1.39         1.33         1.09
    Net interest margin (fully
      taxable equivalent)..........        4.72         4.44         4.65         4.77         4.80         4.75         4.56

ASSET QUALITY RATIOS:
    Allowance for loan losses to
      loans........................        1.61%        1.82%        1.73%        1.91%        1.99%        1.88%        1.60%
    Non-performing assets to
      loans........................        0.86         0.68         0.97         0.68         0.75         1.06         1.65
    Net loan losses to average
      loans........................        0.16         0.11         0.49         0.42         0.43         0.36         0.91

CAPITAL RATIOS:
    Average equity to average
      assets.......................       11.67%       11.72%       11.67%       11.53%       11.73%       10.20%        7.26%
    Tier 1 capital ratio...........       18.84        19.57        18.66        18.63        19.25        17.19        12.27
    Total risk-based capital
      ratio........................       20.09        20.98        19.91        20.03        21.56        20.01        15.76
    Leverage ratio.................       11.44        11.20        11.70        10.91        11.47        10.21         6.90

RATIO OF EARNINGS TO FIXED
  CHARGES:<F3>
    Including interest on
      deposits.....................        1.51x        1.44x        1.52x        1.57x        1.81x        1.79x        1.52x
    Excluding interest on
      deposits.....................        6.91         6.09         7.65         6.62         6.90         7.54         5.48

----------
<F1>Per share data has been adjusted to give retroactive effect to a 50% stock dividend paid on December 6, 1996.

<F2>Includes market value adjustment on held-to-maturity securities.

<F3>Earnings consist of income before income tax plus interest expense. Fixed charges consist of interest expense, amortization of debt issuance costs and the interest component of rent expense. Neither the Company, FBAR nor FBAS currently have any preferred stock outstanding.

                 SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA

    The unaudited pro forma consolidated financial data below summarizes historical consolidated financial statements of the Company and financial statements of FBAR and FBAS assuming the Pending Acquisitions and the issuance of the Preferred Securities hereby offered by Simmons Trust and the receipt by the Company of the net proceeds from the corresponding sale of the Subordinated Debentures to Simmons Trust (the ``Offering'') had been effective for the periods indicated and had been accounted for under the purchase method of accounting, after giving effect to the pro forma adjustments described in the notes to the pro forma consolidated financial statements included elsewhere in this Prospectus and also incorporated by reference in this Prospectus. See
"Pro Forma Consolidated Financial Statements" and "Incorporation of Certain Documents by Reference."

                                                            THREE MONTHS ENDED              YEAR ENDED
                                                            MARCH 31, 1997<F4>           DECEMBER 31, 1996
                                                            ------------------           -----------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED RESULTS OF OPERATIONS:
    Interest income...............................              $   21,980                 $   83,546
    Interest expense..............................                  11,338                     43,587
                                                                ----------                 ----------
    Net interest income...........................                  10,642                     39,959
    Provision for loan losses.....................                     956                      4,710
                                                                ----------                 ----------
    Net interest income after provision for loan
      losses......................................                   9,686                     35,249
    Other noninterest income......................                   6,739                     27,034
    Noninterest expense...........................                  12,849                     49,888
                                                                ----------                 ----------
    Income before income tax expense..............                   3,576                     12,395
    Income tax expense............................                   1,038                      3,655
                                                                ----------                 ----------
    Net income....................................              $    2,538                 $    8,740
                                                                ==========                 ==========

PER SHARE DATA:<F1>
    Net income:
        Earnings per common share.................              $     0.44                 $     1.53
        Cash dividends declared...................                    0.13                       0.48
        Book value................................                   18.20                         --
        Dividend payout ratio.....................                   28.71%                        --

SELECTED BALANCE SHEET DATA:
    Assets........................................              $1,224,939                         --
    Securities<F2>................................                 313,359                         --
    Loans and leases..............................                 735,799                         --
    Allowance for loan and lease losses...........                 (12,091)                        --
    Deposits......................................               1,024,998                         --
    Long term debt................................                  49,111                         --
    Stockholders' equity..........................                 104,010                         --

PERFORMANCE RATIOS:
    Return on average equity......................                    9.88%                        --
    Return on average assets......................                    0.85                         --
    Net interest margin (fully taxable
      equivalent).................................                    4.17                         --

ASSET QUALITY RATIOS:
    Allowance for loan losses to loans............                    1.64%                        --
    Non-performing assets to loans................                    0.88                         --
    Net loan losses to average loans..............                    0.12                         --

CAPITAL RATIOS:
    Average equity to average assets..............                    8.60%                        --
    Tier 1 capital ratio..........................                   11.20                         --
    Total risk-based capital ratio................                   12.45                         --
    Leverage ratio................................                    7.26                         --

RATIO OF EARNINGS TO FIXED CHARGES:<F3>
    Including interest on deposits................                    1.31x                      1.28x
    Excluding interest on deposits................                    3.22                       3.01

----------
<F1>Per share data has been adjusted to give retroactive effect to a 50% stock dividend paid on December 6, 1996.

<F2>Includes market value adjustment on held-to-maturity securities.

<F3>Earnings consist of income before income tax plus interest expense. Fixed charges consist of interest expense, amortization of debt issuance costs and the interest component of rent expense. Neither the Company, FBAR nor FBAS currently have any preferred stock outstanding.

<F4>Pro Forma income statement assumes the pending acquisitions occurred on
    January 1, 1996. Pro Forma balance sheet assumes the pending acquisitions occurred at the end of the period presented.

                                 RISK FACTORS

    Prospective investors should carefully consider, together with the other information contained and incorporated by reference in this Prospectus, the following risk factors before purchasing the Preferred Securities offered hereby. Prospective investors should note, in particular, that this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and that actual results could differ materially from those contemplated by such statements. Prospective investors should also refer to the factors discussed under "Forward Looking Statements" set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated herein by reference. See "Incorporation of Certain Documents by Reference." These considerations are not intended to represent a complete list of the general or specific risks that may affect the Preferred Securities, the Subordinated Debentures, the Company or Simmons Trust. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect the Preferred Securities, the Subordinated Debentures, the Company or Simmons Trust to a greater extent than indicated.

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE SUBORDINATED DEBENTURES

    The obligations of the Company under the Guarantee issued for the benefit of the holders of Preferred Securities and under the Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. At March 31, 1997, the aggregate outstanding Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company was approximately $1.1 million and, upon consummation of the Pending Acquisitions, such aggregate amount will be approximately $34.1 million. See ``Use of Proceeds'' and ``Capitalization.'' Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any Bank upon such Bank's liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that Bank, except to the extent that the Company may itself be recognized as a creditor of that Bank. The Subordinated Debentures, therefore, will be effectively subordinated to all existing and future liabilities of the Banks and holders of Subordinated Debentures and Preferred Securities should look only to the assets of the Company for payments on the Subordinated Debentures. Neither the Indenture, the Guarantee nor the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt, Subordinated Debt and Additional Senior Obligations, that may be incurred by the Company. See "Description of the Guarantee--Status of the Guarantee" and "Description of the Subordinated Debentures--Subordination."

    The ability of the Company to pay amounts due on the Preferred Securities is solely dependent upon the Company making payments on the Subordinated Debentures as and when required.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES; MARKET PRICE CONSEQUENCES

    The Company has the right under the Indenture, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extended Interest Payment Period; provided that no Extended Interest Payment Period may extend beyond the Stated Maturity of the Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by Simmons Trust will be deferred (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate of 9.12% per annum, compounded quarterly from the relevant payment date for such Distributions) during any such Extended Interest Payment Period. During any such Extended Interest Payment Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) dividends or distributions in common stock of the Company, any declaration of a non-cash dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (b) purchases of common stock of the Company related to the rights under any of the Company's benefit plans for its directors, officers or employees), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the

Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extended Interest Payment Period, the Company may further defer the payment of interest; provided that no Extended Interest Payment Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any Extended Interest Payment Period and the payment of all interest then accrued and unpaid (together with interest thereon at the annual rate of 9.12% compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extended Interest Payment Period, subject to the above requirements. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extended Interest Payment Period. See "Description of the Preferred Securities--Distributions--Extension
Period" and "Description of the Subordinated Debentures--Option to Extend Interest Payment Period."

    The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures. Should an Extended Interest Payment Period occur, however, each holder of Preferred Securities will be required to accrue and recognize income (in the form of OID) in respect of its pro rata share of the interest accruing on the Subordinated Debentures held by Simmons Trust for federal income tax purposes. A holder of Preferred Securities must, as a result, include such income in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from Simmons Trust if the holder disposes of the Preferred Securities prior to the record date for the payment of the related Distributions. See "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount."

    Should the Company elect to exercise its right to defer payments of interest on the Subordinated Debentures in the future, the market price of the Preferred Securities is likely to be adversely affected. A holder that disposes of its Preferred Securities during an Extended Interest Payment Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. As a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities may be more volatile than the market prices of other securities on which original issue discount accrues that are not subject to such optional deferrals.

TAX EVENT, CAPITAL TREATMENT EVENT OR INVESTMENT COMPANY EVENT; REDEMPTION

    The Company has the right to redeem the Subordinated Debentures in whole (but not in part) within 180 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event (whether occurring before or after June 30, 2002), and, therefore, cause a mandatory redemption of the Preferred Securities. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve.

    "Tax Event" means the receipt by Simmons Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) Simmons Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debentures, (ii) interest payable by the Company on the Subordinated Debentures is not, or, within 90 days of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or (iii) Simmons Trust is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. The Company must request and receive an opinion with regard to such matters within a reasonable period of time after it becomes aware of the possible occurrence of any of the events described in clauses (i) through (iii) above.

    "Capital Treatment Event" means the receipt by Simmons Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk of impairment of the Company's ability to treat the aggregate Liquidation Amount of the Preferred Securities (or any substantial portion thereof) as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

    "Investment Company Event" means the receipt by Simmons Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, Simmons Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company
Act"), which change becomes effective on or after the date of original issuance of the Preferred Securities.

SHORTENING OR EXTENSION OF STATED MATURITY OF SUBORDINATED DEBENTURES

    The Company has the right, at any time, to shorten the maturity of the Subordinated Debentures to a date not earlier than June 30, 2002. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. The Company also has the right to extend the maturity of the Subordinated Debentures (whether or not Simmons Trust is terminated and the Subordinated Debentures are distributed to holders of the Preferred Securities) to a date no later than June 30, 2036, a date approximately 39 years after the initial issuance of the Preferred Securities. Such right may only be exercised, however, if at the time such election is made and at the time of such extension (i) the Company is not in bankruptcy, otherwise insolvent or in liquidation, (ii) the Company is not in default in the payment of any interest or principal on the Subordinated Debentures, and
(iii) Simmons Trust is not in arrears on payments of Distributions on the Preferred Securities and no deferred Distributions are accumulated. See "Description of the Subordinated Debentures--General."

RIGHTS UNDER THE GUARANTEE

    The Guarantee guarantees to the holders of the Preferred Securities, to the extent not paid by Simmons Trust, (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent that Simmons Trust has funds available therefor at such time, (ii) the Redemption Price (as defined herein) with respect to any Preferred Securities called for redemption, to the extent that Simmons Trust has funds available therefor at such time, and
(iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of Simmons Trust (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the amount of the Liquidation Distribution (as defined herein), to the extent Simmons Trust has funds available therefor at such time, and (b) the amount of assets of Simmons Trust remaining available for distribution to holders of the Preferred Securities in liquidation of Simmons Trust. The holders of not less than a majority in Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against Simmons Trust, the Guarantee Trustee or any other Person (as defined in the Guarantee). If the Company were to default on its obligation to pay amounts payable under the Subordinated Debentures, Simmons Trust would lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of Preferred Securities would not be able to rely upon the Guarantee for such amounts. In the event, however, that a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). The exercise by the Company of its right, as described herein, to defer the payment of interest on the Subordinated Debentures does not constitute a Debenture Event of Default. In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. Except as described herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debentures or assert directly any other rights in respect of the Subordinated Debentures. See "Description of the Subordinated Debentures--Enforcement of Certain Rights by Holders of Preferred Securities," "Description of the Subordinated Debentures--Debenture Events of Default" and "Description of the Guarantee." The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

NO VOTING RIGHTS EXCEPT IN LIMITED CIRCUMSTANCES

    Holders of Preferred Securities will have no voting rights except in limited circumstances relating only to the modification of the Preferred Securities and the exercise of the rights of Simmons Trust as holder of the Subordinated Debentures and the Guarantee. Holders of Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, as such voting rights are vested exclusively in the holder of the Common Securities (except upon the occurrence of certain events described herein). The Property Trustee, the Administrative Trustees and the Company may amend the Trust Agreement without the consent of holders of Preferred Securities to ensure that Simmons Trust will be classified for United States federal income tax purposes as a grantor trust even if such action adversely affects the interests of such holders. See "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement" and "Description of the Preferred Securities--Removal of Simmons Trust Trustees."

PROPOSED TAX LEGISLATION

    On March 19, 1996, President Clinton proposed certain tax law changes that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations issued on or after December 7, 1995 (the "1996 Proposed Legislation") if such debt obligations (i) have a weighted average maturity in excess of 40 years or (ii) have a maximum term in excess of 20 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that certain legislative proposals initiated by the Clinton administration, including the 1996 Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress would have an effective date that is no earlier than the date of "appropriate Congressional action." In addition, subsequent to the publication of the Joint Statement, Senator Daniel Patrick Moynihan and Representatives Sam M. Gibbons and Charles B. Rangel wrote letters to Treasury Department officials concurring with the views expressed in the Joint Statement. Neither the 1996 Proposed Legislation nor similar legislation was enacted during the 104th Congress. On February 6, 1997, President Clinton proposed in the administration's fiscal year 1998 budget certain tax law changes (the "Administration's 1997 Tax Proposals") that would, among other things, generally deny corporate issuers a deduction for interest or OID in respect of certain debt obligations if such debt obligations have a maximum term in excess of 15 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. The Administration's 1997 Tax Proposals also contain a provision that would deny a deduction to corporate issuers for interest or OID with respect to debt instruments that have a maximum weighted average maturity of more than 40 years (including rights to extend, renew or relend), or are payable in stock of the issuer or a related party. The United States Treasury Department's summary of the Administration's 1997 Tax Proposals states that the above provisions regarding the deduction of interest would generally be effective for instruments issued on or after the date of "first Congressional committee action" with respect to the Administration's 1997 Tax Proposals. On June 9, 1997, Chairman Bill Archer released his proposed budget revenue reconciliation provisions (the "Chairman's Mark") which did not include the above provisions from the Administration's 1997 Tax Proposals. The House Ways and Means Committee began a markup of the proposed budget revenue reconciliation provisions on June 11, 1997 (the "June Hearings"). There can be no assurance that the Chairman's Mark will be adopted or that the effective date guidance in the Administration's 1997 Tax Proposals will be adopted if the administration's proposed changes to the tax law are enacted or that the June Hearings will or will not be considered the "first Congressional committee action." Nor can there be any assurance that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Subordinated Debentures. Consequently, there can be no assurance that a Tax Event will not occur. A Tax Event would permit the Company, upon approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, to cause a redemption of the Preferred Securities before, as well as after, June 30, 2002. See "Description of the Subordinated Debentures--Redemption" and "Description of the Preferred Securities--Redemption--Tax Event Redemption, Capital Treatment Event Redemption or Investment Company Event Redemption" and "Certain Federal Income Tax Consequences--Effect of Proposed Changes in Tax Laws."

REDEMPTION; EXCHANGE OF PREFERRED SECURITIES FOR SUBORDINATED DEBENTURES

    The Company has the right at any time to dissolve, wind-up or terminate Simmons Trust and cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities in exchange therefor in liquidation of Simmons Trust. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. The Company will have the right, in certain circumstances, to redeem the Subordinated Debentures in whole or in part, in lieu of a distribution of the Subordinated Debentures by Simmons Trust, in which event Simmons Trust will redeem the Trust Securities on a pro rata basis to the same extent as the Subordinated Debentures are redeemed by the Company. Any such distribution or redemption prior to the Stated Maturity will be subject to prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of the Preferred Securities--Redemption--Tax Event Redemption, Capital Treatment Event Redemption or Investment Company Event Redemption."

    Under current United States federal income tax law, a distribution of Subordinated Debentures upon the dissolution of Simmons Trust would not be a taxable event to holders of the Preferred Securities. If, however, Simmons Trust is characterized as an association taxable as a corporation at the time of the dissolution of Simmons Trust, the distribution of the Subordinated Debentures may constitute a taxable event to holders of Preferred Securities. Moreover, upon the occurrence of a Tax Event, a dissolution of Simmons Trust in which holders of the Preferred Securities receive cash may be a taxable event to such holders. See "Certain Federal Income Tax Consequences--Receipt of Subordinated Debentures or Cash Upon Liquidation of Simmons Trust."

    There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities upon a dissolution or liquidation of Simmons Trust. The Preferred Securities or the Subordinated Debentures, may, therefore, trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Subordinated Debentures, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debentures and should carefully review all the information regarding the Subordinated Debentures contained herein.

    If the Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of Simmons Trust, the Company will use its best efforts to list the Subordinated Debentures on The Nasdaq Stock Market's National Market or such stock exchanges, if any, on which the Preferred Securities are then listed.

TRADING PRICE; ABSENCE OF PRIOR PUBLIC MARKET FOR THE PREFERRED SECURITIES

    The Preferred Securities may trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder of Preferred Securities that disposes of its Preferred Securities between record dates for payments of Distributions (and consequently does not receive a Distribution from Simmons Trust for the period prior to such disposition) will nevertheless be required to include accrued but unpaid interest (or OID) on the Subordinated Debentures through the date of disposition in income as ordinary income and to add the amount of any accrued OID to its adjusted tax basis in its pro rata share of the underlying Subordinated Debentures deemed disposed of. Such holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than its adjusted tax basis (which will include all accrued OID). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences-- Disposition of Preferred Securities."

    There is no current public market for the Preferred Securities. Although the Preferred Securities have been approved for quotation on The Nasdaq Stock Market's National Market, there can be no assurance that an active public market will develop for the Preferred Securities or that, if such market develops, the market price will equal or exceed the public offering price set forth on the cover page of this Prospectus. The public offering price for the Preferred Securities has been determined through negotiations between the Company and the Underwriters. Prices for the Preferred Securities will be determined in the marketplace and may be influenced by many factors, including prevailing interest rates, the liquidity of the market for the Preferred Securities, investor perceptions of the Company and general industry and economic conditions.

PREFERRED SECURITIES ARE NOT INSURED

    The Preferred Securities are not insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation or by any other governmental agency.

                                USE OF PROCEEDS

    Simmons Trust will use the gross proceeds received from the sale of the Preferred Securities to purchase Subordinated Debentures from the Company. The Company intends to use the net proceeds from the sale of the Subordinated Debentures, expected to be approximately $14,150,000, to pay a portion of the purchase price and related expenses for the Pending Acquisitions, expected to be approximately $54,680,000, and pending their use for such purpose, the net proceeds will be invested in short-term investment securities. The remaining portion of the purchase price and related expenses for the Pending Acquisitions, approximately $40,530,000, will be funded by (i) the liquidation of Federal Funds sold and securities purchased under agreements to resell, expected to be approximately $14,500,000, (ii) the sale of investment securities, expected to be approximately $6,030,000 and (iii) long-term indebtedness to be incurred by the Company, expected to be approximately $20,000,000. The Company expects to obtain long-term financing subject to customary terms and conditions with an interest rate not to exceed 7.75% and a maturity of not less than five years, based upon an amortization of principal over a period of not less than ten years. The Company has received four commitments from banks to provide long-term financing for the Pending Acquisitions which generally satisfy these parameters, but has not yet accepted any of the commitments. The Company is currently analyzing the various commitments and negotiating with the prospective lenders.

                      MARKET FOR THE PREFERRED SECURITIES

    The Preferred Securities have been approved for quotation on The Nasdaq Stock Market's National Market under the symbol "SFNCP." Although Stifel, Nicolaus & Company, Incorporated has informed the Company that it presently intends to make a market in the Preferred Securities, there can be no assurance that an active and liquid trading market will develop or, if developed, that such a market will continue. The offering price and distribution rate have been determined by negotiations among representatives of the Company and the Underwriter, and the offering price of the Preferred Securities may not be indicative of the market price following the offering. See "Underwriting."

                             ACCOUNTING TREATMENT

    Simmons Trust will be treated, for financial reporting purposes, as a subsidiary of the Company and, accordingly, the accounts of Simmons Trust will be included in the consolidated financial statements of the Company. The Preferred Securities will be presented as a separate line item as long-term debt in the consolidated balance sheet of the Company under the caption "Guaranteed Preferred Beneficial Interests in Company's Subordinated Debentures," and appropriate disclosures about the Preferred Securities, the Guarantee and the Subordinated Debentures will be included in the notes to consolidated financial statements. The Company will record Distributions payable on the Preferred Securities as an expense in the consolidated statements of operations for financial reporting purposes.

    All future reports of the Company filed under the Exchange Act will (a) present the Trust Securities issued by Simmons Trust on the balance sheet as long-term debt under a separate line-item entitled "Guaranteed Preferred Beneficial Interests in Company's Subordinated Debentures," (b) include in a footnote to the financial statements disclosure that the sole assets of Simmons Trust are the Subordinated Debentures (including the outstanding principal amount, interest rate and maturity date of such Subordinated Debentures) and payments thereunder, and (c) include in an audited footnote to the financial statements disclosure that the Company owns all of the Common Securities of Simmons Trust, the sole assets of Simmons Trust are the Subordinated Debentures, and the back-up obligations, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of Simmons Trust under the Preferred Securities.

                                CAPITALIZATION

    The following table sets forth the unaudited consolidated capitalization of the Company at March 31, 1997, and as adjusted to give effect to (i) the Offering, and (ii) the consummation of the Offering and the Pending Acquisitions, as if each such transaction had been consummated on March 31, 1997, and assuming the Underwriter's over-allotment option was not exercised.

                                                                         MARCH 31, 1997
                                                       ----------------------------------------------------
                                                                                           AS ADJUSTED
                                                                     AS ADJUSTED             FOR THE
                                                                       FOR THE           OFFERING AND THE
                                                       ACTUAL         OFFERING         PENDING ACQUISITIONS
                                                       ------        -----------       --------------------
                                                                      (DOLLARS IN THOUSANDS)
LONG-TERM DEBT:
    Notes payable.................................    $  1,056         $  1,056              $ 34,111<F1>
    Guaranteed preferred beneficial interests in
      the Company's Subordinated Debentures.......                       15,000                15,000
                                                      --------         --------              --------
        Total long-term debt......................       1,056           16,056                49,111

STOCKHOLDERS' EQUITY:
    Class A common stock, par value $5 per share;
      10,000,000 shares authorized; 5,715,194
      shares issued and outstanding...............      28,576           28,576                28,576
    Surplus.......................................      22,073           22,073                22,073
    Undivided profits.............................      52,951           52,951                52,951
    Unrealized appreciation on available-for-sale
      securities, net of income taxes of $235 at
      1997 and $655 at 1996.......................         410              410                   410
                                                      --------         --------              --------
        Total stockholders' equity................     104,010          104,010               104,010

CAPITAL RATIOS:
    Stockholders' equity to total assets..........       11.67%           11.66%                 8.49%
    Leverage ratio<F2><F3>........................       11.45%           13.15%                 7.26%
    Risk-based capital ratios<F3><F4>
        Tier 1 capital to risk-weighted assets....       18.92%           21.69%                11.20%
        Total risk-based capital to risk-weighted
          assets..................................       20.17%           22.94%                12.45%

--------
<F1>Includes $20,000,000 of long-term indebtedness to be incurred by the
    Company to fund a portion of the Pending Acquisitions and $13,055,000 of Federal Home Loan Bank advances to FBAR and FBAS. See "Use of Proceeds" and "Pro Forma Consolidated Financial Statements."

<F2>The leverage ratio is Tier 1 capital divided by average quarterly assets, after deducting intangible assets and net deferred tax assets in excess of regulatory maximum limits.

<F3>The capital ratios, as adjusted, are computed including the total estimated net proceeds from the sale of the Preferred Securities, in a manner consistent with Federal Reserve guidelines.

<F4>Federal Reserve guidelines for calculation of Tier 1 capital to risk-weighted assets limits the amount of cumulative preferred stock which can be included in Tier 1 capital to 25% of total Tier 1 capital. The total amount of Preferred Securities offered hereby will be included as Tier 1 capital for the Company.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma consolidated financial statements and explanatory notes are presented to show the impact on the historical financial position and results of operation of the Company of the consummation of the proposed Pending Acquisitions. The Pending Acquisitions will be accounted for under the purchase method of accounting. See "Summary Information--The Company--Pending Acquisitions."

    The unaudited pro forma consolidated balance sheet assumes that the Pending Acquisitions were consummated on March 31, 1997. The unaudited pro forma consolidated statements of income reflect the consolidation of the results of operations of the Company and FBAR and FBAS for the year ended December 31, 1996, and the three months ended March 31, 1997, as if the Pending Acquisitions had occurred on January 1, 1996.

    The pro forma consolidated financial statements are not necessarily indicative of the consolidated financial position or results of future operations of the combined entity or of the actual results that would have been achieved had the Pending Acquisitions been consummated as of the dates indicated above.

                                         PRO FORMA CONDENSED COMBINING BALANCE SHEET
                                                        MARCH 31, 1997

                                              (DOLLARS IN THOUSANDS--UNAUDITED)

                                                                   FBAR/       COMBINED          PRO FORMA          PRO FORMA
                                                     COMPANY       FBAS         ENTITY          ADJUSTMENTS        CONSOLIDATED
                                                     -------       -----       --------         -----------        ------------
ASSETS:
Cash and non-interest bearing balances due from
  banks...........................................   $ 33,519    $  8,564    $   42,083    $     --                $   42,083
Interest bearing balances due from banks..........      6,434          15         6,449          --                     6,449
Federal funds sold and securities purchased under
  agreements to resell............................     41,470      11,875        53,345     (24,883)<F1b><F1d>         28,462
                                                     --------    --------    ----------    --------                ----------
    Cash and cash equivalents.....................     81,423      20,454       101,877     (24,883)                   76,994
Investment securities.............................    238,156      81,976       320,132      (6,773)<F1b>             313,359
Mortgage loans held for sale, net of unrealized
  gains (losses)..................................      5,911          --         5,911          --                     5,911
Assets held in trading accounts...................        236          --           236          --                       236
Loans.............................................    515,746     252,083       767,829     (32,030)<F1d>             735,799
  Allowance for loan losses.......................     (8,297)     (3,982)      (12,279)        188 <F1d>             (12,091)
                                                     --------    --------    ----------    --------                ----------
    Net loans.....................................    507,449     248,101       755,550     (31,842)                  723,708
Premises and equipment............................     20,873       8,382        29,255        (661)<F1d>              28,594
Foreclosed assets held for sale...................        975          --           975          --                       975
Interest receivable...............................      8,121       3,043        11,164          --                    11,164
Cost of loan servicing rights acquired............      8,374          --         8,374          --                     8,374
Excess of cost over fair value of net assets
  acquired, at amortized cost.....................      3,099       1,932         5,031      28,580 <F1b>              33,611
Other assets......................................     16,646       4,517        21,163         850 <F1c>              22,013
                                                     --------    --------    ----------    --------                ----------
            TOTAL ASSETS..........................   $891,263    $368,405    $1,259,668    $(34,729)               $1,224,939
                                                     ========    ========    ==========    ========                ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Non-interest bearing transaction accounts.........   $116,440    $ 22,399    $  138,839    $     (2)<F1d>          $  138,837
Interest bearing transactions accounts and
  savings deposits................................    270,515      57,942       328,457          --                   328,457
Time deposits.....................................    357,477     242,835       600,312     (42,608)<F1d>             557,704
                                                     --------    --------    ----------    --------                ----------
      Total deposits..............................    744,432     323,176     1,067,608     (42,610)                1,024,998
Federal funds purchased and securities sold under
  agreements to repurchase........................     28,288       1,657        29,945          --                    29,945
Short-term debt...................................      2,328          --         2,328          --                     2,328
Long-term debt....................................      1,056      13,055        14,111      35,000 <F1c>              49,111
Accrued interest and other liabilities............     11,149       3,398        14,547          --                    14,547
                                                     --------    --------    ----------    --------                ----------
      Total liabilities...........................   $787,253    $341,286    $1,128,539    $ (7,610)               $1,120,929
                                                     --------    --------    ----------    --------                ----------

STOCKHOLDERS' EQUITY:
Capital Stock
  Class A, common, par value $5 a share,
    authorized 10,000,000 shares, 5,715,194 issued
    and outstanding...............................   $ 28,576    $    200    $   28,776    $   (200)<F1b>          $   28,576
Surplus...........................................     22,073      17,280        39,353     (17,280)<F1b>              22,073
Undivided profits.................................     52,951       9,696        62,647      (9,696)<F1b>              52,951
Unrealized appreciation on available-for-sale
  securities, net of income taxes of $235.........        410         (57)          353          57 <F1b>                 410
                                                     --------    --------    ----------    --------                ----------
      Total stockholders' equity..................    104,010      27,119       131,129     (27,119)                  104,010
                                                     --------    --------    ----------    --------                ----------
            TOTAL LIABILITIES AND
              STOCKHOLDERS' EQUITY................   $891,263    $368,405    $1,259,668    $(34,729)               $1,224,939
                                                     ========    ========    ==========    ========                ==========

                                   PRO FORMA CONDENSED COMBINING STATEMENT OF INCOME
                                           THREE MONTHS ENDED MARCH 31, 1997

                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

                                                      COM-      FBAR/     COMBINED         PRO FORMA         PRO FORMA
                                                      PANY      FBAS       ENTITY         ADJUSTMENTS       CONSOLIDATED
                                                      ----      -----     --------        -----------       ------------

INTEREST INCOME:
Loans.............................................   $11,521    $5,862    $17,383     $  (725)<F2c>            $16,658
Federal funds sold and securities purchased under
  agreements to resell............................       538       170        708        (326)<F2b><F2c>           382
Investment securities.............................     3,672     1,121      4,793         (63)<F2b>              4,730
Mortgage loans held for sale, net of unrealized
  gains (losses)..................................       117        --        117          --                      117
Assets held in trading accounts...................        16        --         16          --                       16
Interest bearing balances due from banks..........        77        --         77          --                       77
                                                     -------    ------    -------     -------                  -------
    TOTAL INTEREST INCOME.........................    15,941     7,153     23,094      (1,114)                  21,980
                                                     -------    ------    -------     -------                  -------

INTEREST EXPENSE:
Interest bearing transaction accounts and savings
  deposits........................................     1,884       431      2,315          --                    2,315
Time deposits.....................................     4,653     3,335      7,988        (476)<F2c>              7,512
Federal funds purchased and securities sold under
  agreements to repurchase........................       463        25        488          --                      488
Short-term debt...................................        29        --         29          --                       29
Long-term debt....................................        26       217        243         751 <F2c>                994
                                                     -------    ------    -------     -------                  -------
    TOTAL INTEREST EXPENSE........................     7,055     4,008     11,063         275                   11,338
                                                     -------    ------    -------     -------                  -------
NET INTEREST INCOME...............................     8,886     3,145     12,031      (1,389)                  10,642
Provision for loan losses.........................       764       192        956          --                      956
                                                     -------    ------    -------     -------                  -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
  LOSSES..........................................     8,122     2,953     11,075      (1,389)                   9,686
                                                     -------    ------    -------     -------                  -------

NON-INTEREST INCOME:
Trust department income...........................       604        33        637          --                      637
Service charges on deposit accounts...............       745       406      1,151         (55)<F2c>              1,096
Other service charges and fees....................       309       122        431          --                      431
Income on sale of mortgage loans, net of
  commissions.....................................       121        --        121          --                      121
Income on investment banking, net of
  commissions.....................................       275        --        275          --                      275
Credit card fees..................................     2,194        --      2,194          --                    2,194
Loan servicing fees...............................     1,706        --      1,706          --                    1,706
Other income......................................       272         9        281          --                      281
Investment securities gains (losses), net.........        --        (2)        (2)         --                       (2)
                                                     -------    ------    -------     -------                  -------
    TOTAL NON-INTEREST INCOME.....................     6,226       568      6,794         (55)                   6,739
                                                     -------    ------    -------     -------                  -------

NON-INTEREST EXPENSE:
Salaries and employee benefits....................     5,636       907      6,543         (88)<F2c>              6,455
Occupancy expense, net............................       621       327        948         (18)<F2c>                930
Furniture and equipment expense...................       743        --        743          --                      743
Loss on foreclosed assets.........................       252        --        252          --                      252
Other expense.....................................     3,480       558      4,038         431 <F2b>              4,469
                                                     -------    ------    -------     -------                  -------
    TOTAL NON-INTEREST EXPENSE....................    10,732     1,792     12,524         325                   12,849
                                                     -------    ------    -------     -------                  -------
INCOME BEFORE INCOME TAXES........................     3,616     1,729      5,345      (1,769)                   3,576
Provision for income taxes........................     1,028       573      1,601        (563)<F2b><F2c>         1,038
                                                     -------    ------    -------     -------                  -------
NET INCOME........................................   $ 2,588    $1,156    $ 3,744     $(1,206)                 $ 2,538
                                                     =======    ======    =======     =======                  =======
EARNINGS PER AVERAGE COMMON SHARE.................   $  0.45                                                   $  0.44
                                                     =======                                                   =======
DIVIDENDS PER COMMON SHARE........................   $  0.13                                                   $  0.13
                                                     =======                                                   =======
RATIO OF EARNINGS TO FIXED CHARGES:
Including interest on deposits....................                                                                1.31x
                                                                                                               =======
Excluding interest on deposits....................                                                                3.22x
                                                                                                               =======

                                   PRO FORMA CONDENSED COMBINING STATEMENT OF INCOME
                                              YEAR ENDED DECEMBER 31, 1996

                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      COM-       FBAR/     COMBINED         PRO FORMA         PRO FORMA
                                                      PANY       FBAS       ENTITY         ADJUSTMENTS       CONSOLIDATED
                                                      ----       -----     --------        -----------       ------------
INTEREST INCOME:
Loans.............................................   $44,333    $22,640    $66,973     $(2,847)<F2c>            $64,126
Federal funds sold and securities purchased under
  agreements to resell............................     1,680        351      2,031      (1,309)<F2b><F2c>           722
Investment securities.............................    13,664      3,594     17,258        (250)<F2b>             17,008
Mortgage loans held for sale, net of unrealized
  gains (losses)..................................     1,333         --      1,333          --                    1,333
Assets held in trading accounts...................        66         --         66          --                       66
Interest bearing balances due from banks..........       291         --        291          --                      291
                                                     -------    -------    -------     -------                  -------
    TOTAL INTEREST INCOME.........................    61,367     26,585     87,952      (4,406)                  83,546
                                                     -------    -------    -------     -------                  -------

INTEREST EXPENSE:
Interest bearing transaction accounts and savings
  deposits........................................     7,106      1,443      8,549          --                    8,549
Time deposits.....................................    18,663     12,505     31,168      (1,876)<F2c>             29,292
Federal funds purchased and securities sold under
  agreements to repurchase........................     1,406         94      1,500          --                    1,500
Short-term debt...................................       129         --        129          --                      129
Long-term debt....................................       258        856      1,114       3,003 <F2b>              4,117
                                                     -------    -------    -------     -------                  -------
    TOTAL INTEREST EXPENSE........................    27,562     14,898     42,460       1,127                   43,587
                                                     -------    -------    -------     -------                  -------
NET INTEREST INCOME...............................    33,805     11,687     45,492      (5,533)                  39,959
Provision for loan losses.........................     2,341      2,369      4,710          --                    4,710
                                                     -------    -------    -------     -------                  -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
  LOSSES..........................................    31,464      9,318     40,782      (5,533)                  35,249
                                                     -------    -------    -------     -------                  -------

NON-INTEREST INCOME:
Trust department income...........................     2,166         94      2,260          --                    2,260
Service charges on deposit accounts...............     3,222      1,683      4,905        (220)<F2c>              4,685
Other service charges and fees....................     1,069        352      1,421          --                    1,421
Income on sale of mortgage loans, net of
  commissions.....................................       287         --        287          --                      287
Income on investment banking, net of
  commissions.....................................       758         --        758          --                      758
Credit card fees..................................     9,601         --      9,601          --                    9,601
Loan servicing fees...............................     7,095         --      7,095          --                    7,095
Other income......................................       648         15        663          --                      663
Investment securities gains (losses), net.........       270         (6)       264          --                      264
                                                     -------    -------    -------     -------                  -------
    TOTAL NON-INTEREST INCOME.....................    25,116      2,138     27,254        (220)                  27,034
                                                     -------    -------    -------     -------                  -------

NON-INTEREST EXPENSE:
Salaries and employee benefits....................    21,774      3,470     25,244        (414)<F2c>             24,830
Occupancy expense, net............................     2,310      1,135      3,445         (77)<F2c>              3,368
Furniture and equipment expense...................     2,416         --      2,416          --                    2,416
Loss on foreclosed assets.........................     1,135         --      1,135          --                    1,135
Other expense.....................................    14,321      2,094     16,415       1,724 <F2b>             18,139
                                                     -------    -------    -------     -------                  -------
    TOTAL NON-INTEREST EXPENSE....................    41,956      6,699     48,655       1,233                   49,888
                                                     -------    -------    -------     -------                  -------
INCOME BEFORE INCOME TAXES........................    14,624      4,757     19,381      (6,986)                  12,395
Provision for income taxes........................     4,323      1,558      5,881      (2,226)<F2b><F2c>         3,655
                                                     -------    -------    -------     -------                  -------
NET INCOME........................................   $10,301    $ 3,199    $13,500     $(4,760)                 $ 8,740
                                                     =======    =======    =======     =======                  =======
EARNINGS PER AVERAGE COMMON SHARE.................   $  1.81                                                    $  1.53
                                                     =======                                                    =======
DIVIDENDS PER COMMON SHARE........................   $  0.48                                                    $  0.48
                                                     =======                                                    =======
RATIO OF EARNINGS TO FIXED CHARGES:
Excluding interest on deposits....................                                                                 1.28x
                                                                                                                =======
Including interest on deposits....................                                                                 3.01x
                                                                                                                =======

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    On March 21, 1997, the Company entered into two separate definitive agreements to acquire all of the issued and outstanding stock of FBAR and FBAS. Two branches and certain loan participations of FBAR will not be acquired by the Company. The acquisitions will be consummated through the payment of $53,000,000 in cash. The transaction will be financed with $35,000,000 in long-term debt, available cash and liquidation of investments and federal funds sold. See "Summary Information--The Company--Pending Acquisitions" and "Use of Proceeds."

    1. The pro forma consolidated balance sheet of the Company and FBAR/FBAS as of March 31, 1997 has been prepared in accordance with the following assumptions:

        a. The Pending Acquisitions occur on March 31, 1997.

        b. The Pending Acquisitions are accounted for utilizing the purchase method of accounting and, accordingly, the net assets of FBAR/FBAS are adjusted to their fair value. The components of the transaction assumed in the consolidated balance sheet are outlined as follows:

                                                                  ($ IN THOUSANDS)
                                                                ---------------------

Cash........................................................                  $53,000
Transaction costs...........................................                    1,000
Less: Historical book value of FBAR/FBAS....................    $27,119
      Adjustment to reflect fair value of
       FBAR/FBAS assets:
         Acquiree intangibles written off...................     (1,932)
         Reduction of investments to fair value..............    (1,019)
         Compensation liability due to change in control.....      (680)      (23,488)
                                                                -------       -------
Excess of cost over fair value of net assets acquired.......                  $30,512
                                                                              =======

        c. The Company will incur $35,000,000 in long-term debt, comprised of the proceeds of the Preferred Securities offered hereby and additional long-term debt to be incurred by the Company, with interest rates ranging from 7.75% to 9.50% per annum. See "Use of Proceeds" and "Capitalization." The debt issue costs are estimated to be $850,000.

        Except for items specifically adjusted above, Company management believes that historical book value of the net assets of FBAR/FBAS approximates fair value.

        d. Adjustments to reduce FBAR assets and liabilities for branch operations and loan participations not acquired by the Company are as follows:

Decrease in federal funds sold..........    $(10,107)
Decrease in loans.......................     (32,030)
Decrease in allowance for loan losses...         188
Decrease in premises and equipment......        (661)
Decrease in deposits
    Non-interest bearing................           2
    Interest bearing....................      42,608
                                            --------
                                            $     --
                                            ========

    2. The pro forma consolidated income statements have been prepared in accordance with the following assumptions:

        a. The Pending Acquisitions occur at January 1, 1996 and are accounted for utilizing the purchase method of accounting. Accordingly, the operations of FBAR/FBAS are included in the pro forma results of operations from January 1, 1996 forward.

        b. Adjustments to reflect amortization of the purchase accounting adjustments and the decrease in interest income on $20,530,000 in cash, investment securities and federal funds sold utilized in the acquisition and interest expense on $35,000,000 in long-term debt and the related income tax effects in the pro forma condensed income statements as follows:

                                                      THREE MONTHS ENDED          YEAR ENDED
                                                        MARCH 31, 1997         DECEMBER 31, 1996
                                                      ------------------       -----------------

Decrease in interest income for decrease in
  federal funds sold..............................          $  (203)                $  (813)

Decrease in interest income for decrease in cash
  and securities..................................              (75)                   (298)

Increase in interest income for accretion of
  decrease in debt securities to fair value.......               12                      48

Increase in interest on borrowed funds............             (744)                 (2,975)

Amortization of debt issue costs..................               (7)                    (28)

Increase in other expenses for amortization of
  excess of cost over fair value of net assets
  acquired........................................             (431)                 (1,724)

Decrease in applicable income taxes...............              465                   1,861
                                                            -------                 -------

    Reduction in net income.......................          $  (983)                $(3,929)
                                                            =======                 =======

        The assumed interest rate on cash and securities in 5.25%

        The decrease in the investment in debt securities is amortized using a method that approximates the interest method over the estimated life of the portfolio of six years.

        The assumed interest rate on the long-term debt is 7.75% on $20,000,000 and 9.50% on $15,000,000 and the estimated issuance costs of $850,000 is amortized over the term of the related debt.

        The excess of cost over fair value of net assets acquired is amortized using the straight-line method over fifteen years. As a part of the definitive agreements for the Pending Acquisitions, an election will be made under Internal Revenue Code Section 338(h)(10). As a result, the amortization will be deductible for income tax purposes.

        c. Adjustments to reduce FBAR results of operations for branch operations and loan participations not acquired by the Company are as follows:

                                                      THREE MONTHS ENDED          YEAR ENDED
                                                        MARCH 31, 1997         DECEMBER 31, 1996
                                                      ------------------       -----------------
Interest--loans...................................          $ (725)                 $(2,847)
Interest--federal funds sold......................            (123)                    (496)
Service charge income.............................             (55)                    (220)
Interest expense--deposits........................             476                    1,876
Salaries and employee benefits....................              88                      414
Occupancy expenses................................              18                       77
Applicable income taxes...........................              98                      365
                                                            ------                  -------
    Decrease in net income........................          $ (223)                 $  (831)
                                                            ======                  =======

                    DESCRIPTION OF THE PREFERRED SECURITIES

    The Preferred Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, State Street Bank and Trust Company, will act as indenture trustee for the Preferred Securities under the Trust Agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Trust Agreement and those made part of the Trust Agreement by the Trust Indenture Act. The following summary of the material terms and provisions of the Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Agreement, the Trust Act, and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement are referred to, but not defined, herein such defined terms are incorporated herein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

    Pursuant to the terms of the Trust Agreement, the Trustees, on behalf of Simmons Trust, will issue the Trust Securities. All of the Common Securities will be owned by the Company. The Preferred Securities will represent preferred undivided beneficial interests in the assets of Simmons Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. The Trust Agreement does not permit the issuance by Simmons Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by Simmons Trust.

    The Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities, except as described under "--Subordination of Common Securities." Legal title to the Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee executed by the Company for the benefit of the holders of the Preferred Securities will be a guarantee on a subordinated basis with respect to the Preferred Securities, but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when Simmons Trust does not have funds on hand available to make such payments. State Street Bank and Trust Company, as Guarantee Trustee, will hold the Guarantee for the benefit of the holders of the Preferred Securities. See "Description of the Guarantee."

DISTRIBUTIONS

  PAYMENT OF DISTRIBUTIONS. Distributions on each Preferred Security will be payable at the annual rate of 9.12% of the stated Liquidation Amount of $25, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, to the holders of the Preferred Securities on the relevant record dates (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). The record date will be the 15th day of the month in which the relevant Distribution Date occurs. Distributions will accumulate from the date of original issuance. The first Distribution Date for the Preferred Securities will be September 30, 1997. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions, interest or other payment in respect of any such delay) with the same force and effect as if made on the date such payment was originally payable. "Business Day" means any day other than a Saturday or a Sunday, a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

  EXTENSION PERIOD. The Company has the right under the Indenture, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest on the Subordinated Debentures at any time, or from time to time (each, an "Extended Interest Payment Period"), which, if exercised, would defer quarterly Distributions on the Preferred Securities during any such Extended Interest Payment Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate per annum of 9.12% thereof, compounded quarterly from the relevant Distribution Date. "Distributions," as used herein, includes any such additional Distributions. The right to defer the payment of interest on the Subordinated Debentures is limited, however, to a period, in each instance, not exceeding 20 consecutive quarters and no Extended Interest Payment Period may extend beyond the Stated Maturity of the Subordinated Debentures. During any such Extended Interest Payment Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) dividends or distributions in common stock of the Company, and declaration of a non-cash dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (b) purchases of common stock of the Company related to the rights under any of the Company's benefit plans for its directors, officers or employees), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extended Interest Payment Period, the Company may further defer the payment of interest; provided that such Extended Interest Payment Period may not exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extended Interest Payment Period and the payment of all amounts then due, the Company may elect to begin a new Extended Interest Payment Period, subject to the above requirements. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extended Interest Payment Period.

    The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures.

  SOURCE OF DISTRIBUTIONS. The funds of Simmons Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Subordinated Debentures in which Simmons Trust will invest the proceeds from the issuance and sale of its Trust Securities. See "Description of the Subordinated Debentures." Distributions will be paid through the Property Trustee who will hold amounts received in respect of the Subordinated Debentures in the Property Account for the benefit of the holders of the Trust Securities. If the Company does not make interest payments on the Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent Simmons Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company. See "Description of the Guarantee." Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of holders of the Preferred Securities on the relevant record dates, which will be the 15th day of the month in which the relevant Distribution Date occurs.

REDEMPTION

  GENERAL. The Subordinated Debentures will mature on June 30, 2027. The Company will have the right to redeem the Subordinated Debentures (i) on or after June 30, 2002, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 180 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event, in each case subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. The Company will not have the right to purchase the Subordinated Debentures, in whole or in part, from the Trust until after June 30, 2002. See "Description of the Subordinated Debentures--General."

  MANDATORY REDEMPTION. Upon the repayment or redemption, in whole or in part, of any Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption will be applied by the Property Trustee to redeem a Like Amount (as defined herein) of the Trust Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Trust Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption
Date"). See "Description of the Subordinated Debentures--Redemption." If less than all of the Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption will be allocated to the redemption of the Trust Securities pro rata.

  DISTRIBUTION OF SUBORDINATED DEBENTURES. Subject to the Company having received prior approval of the Federal Reserve if so required under applicable capital guidelines or policies of the Federal Reserve, the Company will have the right at any time to dissolve, wind-up or terminate Simmons Trust and, after satisfaction of the liabilities of creditors of Simmons Trust as provided by applicable law, cause the Subordinated Debentures to be distributed to the holders of Trust Securities in liquidation of Simmons Trust. See
"--Liquidation Distribution Upon Termination."

  TAX EVENT REDEMPTION, CAPITAL TREATMENT EVENT REDEMPTION OR INVESTMENT COMPANY EVENT REDEMPTION. If a Tax Event, a Capital Treatment Event or an Investment Company Event in respect of the Trust Securities occurs and is continuing, the Company has the right to redeem the Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of such Trust Securities in whole (but not in part) at the Redemption Price within 180 days following the occurrence of such Tax Event, a Capital Treatment Event or Investment Company Event. In the event a Tax Event, a Capital Treatment Event or an Investment Company Event has occurred with respect to the Trust Securities and the Company does not elect to redeem the Subordinated Debentures and thereby cause a mandatory redemption of such Trust Securities or to liquidate Simmons Trust and cause the Subordinated Debentures to be distributed to holders of such Trust Securities in liquidation of Simmons Trust as described below under "--Liquidation Distribution Upon Termination," such Preferred Securities will remain outstanding and Additional Payment (as defined herein) may be payable on the Subordinated Debentures.

    "Additional Payment" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by Simmons Trust on the outstanding Trust Securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which Simmons Trust has become subject as a result of a Tax Event.

    "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount equal to that portion of the principal amount of Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of Simmons Trust, Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Subordinated Debentures are distributed. Each Subordinated Debenture distributed pursuant to clause (ii) above will carry with its accumulated interest in an amount equal to the accumulated and unpaid interest then due on such Subordinated Debentures.

    "Liquidation Amount" means the stated amount of $25 per Trust Security.

    After the liquidation date fixed for any distribution of Subordinated Debentures for Preferred Securities (i) such Preferred Securities will no longer be deemed to be outstanding and (ii) any certificates representing Preferred Securities will be deemed to represent the Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Preferred Securities, until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

    There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of Simmons Trust were to occur. The Preferred Securities that an investor may purchase, or the Subordinated Debentures that an investor may receive on dissolution and liquidation of Simmons Trust, may, therefore, trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

    Preferred Securities redeemed on each Redemption Date will be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Subordinated Debentures. Redemptions of the Preferred Securities will be made and the Redemption Price will be payable on each Redemption Date only to the extent that Simmons Trust has funds on hand available for the payment of such Redemption Price. See "--Subordination of Common Securities."

    If Simmons Trust gives a notice of redemption in respect of its Preferred Securities, then, by 12:00 noon, eastern standard time, on the Redemption Date, to the extent funds are available, the Property Trustee will deposit

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
irrevocably with the paying agent for the Preferred Securities funds sufficient to pay the aggregate Redemption Price and will give the paying agent for the Preferred Securities irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption will be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption will have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any additional Distribution, interest or other payment in respect of any such delay) with the same force and effect as if made on such date. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by Simmons Trust, or by the Company pursuant to the Guarantee, Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by Simmons Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price. See "Description of the Guarantee."

    Subject to applicable law (including, without limitation, United States federal securities law) and, further provided, that the Company has not and is not continuing its right to defer interest payments, the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

    Payment of the Redemption Price on the Preferred Securities and any distribution of Subordinated Debentures to holders of Preferred Securities will be made to the applicable recordholders thereof as they appear on the register for the Preferred Securities on the relevant record date, which date will be the date 15 days prior to the Redemption Date or liquidation date, as applicable.

    If less than all of the Trust Securities are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Trust Securities to be redeemed will be allocated pro rata to the Trust Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed will be selected by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the Liquidation Amount of Preferred Securities of a denomination larger than $25. The Property Trustee will promptly notify the registrar for the Preferred Securities in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities will relate to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Trust Securities to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price on the Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on such Subordinated Debentures or portions thereof (and Distributions will cease to accrue on the related Preferred Securities or portions thereof) called for redemption.

SUBORDINATION OF COMMON SECURITIES

    Payment of Distributions on, and the Redemption Price of, the Preferred Securities and Common Securities, as applicable, will be made pro rata based on the Liquidation Amount of the Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default has occurred and is continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, will be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the outstanding Preferred Securities then called for redemption, will have been made or provided for, and all funds available to the Property Trustee will first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

    In the case of any Event of Default resulting from a Debenture Event of Default, the Company as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effect of all such Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the Trust Agreement with respect to the Preferred Securities has been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company, as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

    The Company will have the right at any time to dissolve, wind-up or terminate Simmons Trust and cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities. Such right is subject, however, to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

    Pursuant to the Trust Agreement, Simmons Trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of
(i) certain events of bankruptcy, dissolution or liquidation of the Company,
(ii) the distribution of a Like Amount of the Subordinated Debentures to the holders of its Trust Securities, if the Company, as depositor, has given written direction to the Property Trustee to terminate Simmons Trust (which direction is optional and wholly within the discretion of the Company, as depositor), (iii) redemption of all of the Preferred Securities as described under "--Redemption--Mandatory Redemption," and (iv) the entry of an order for the dissolution of Simmons Trust by a court of competent jurisdiction.

    If an early termination occurs as described in clause (i), (ii) or (iv) of the preceding paragraph, Simmons Trust will be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of Simmons Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of Simmons Trust available for distribution to holders, after satisfaction of liabilities to creditors of Simmons Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because Simmons Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by Simmons Trust on the Preferred Securities will be paid on a pro rata basis. The Company, as the holder of the Common Securities, will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that, if a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities. See "--Subordination of Common Securities."

    Under current United States federal income tax law and interpretations and assuming, as expected, that Simmons Trust is treated as a grantor trust, a distribution of the Subordinated Debentures should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Preferred Securities. See "Certain Federal Income Tax Consequences--Receipt of Subordinated Debentures or Cash Upon Liquidation of Simmons Trust." If the Company elects neither to redeem the Subordinated Debentures prior to maturity nor to liquidate Simmons Trust and distribute the Subordinated Debentures to holders of the Preferred Securities, the Preferred Securities will remain outstanding until the repayment of the Subordinated Debentures.

    If the Company elects to liquidate Simmons Trust and thereby causes the Subordinated Debentures to be distributed to holders of the Preferred Securities in liquidation of Simmons Trust, the Company will continue to have

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
the right to shorten or extend the maturity of such Subordinated Debentures, subject to certain conditions. See "Description of the Subordinated Debentures--General."

LIQUIDATION VALUE

    The amount of the Liquidation Distribution payable on the Preferred Securities in the event of any liquidation of Simmons Trust is $25 per Preferred Security plus accrued and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Subordinated Debentures, subject to certain exceptions. See "--Liquidation Distribution Upon Termination."

EVENTS OF DEFAULT; NOTICE

    Any one of the following events constitutes an event of default under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities (whatever the reason for such Event of Default and whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

        (i) the occurrence of a Debenture Event of Default (see "Description of the Subordinated Debentures--Debenture Events of Default"); or

        (ii) default by Simmons Trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

        (iii) default by Simmons Trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

        (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clauses (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Trustee(s) by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

        (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

    Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee will transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Company, as depositor, unless such Event of Default has been cured or waived. The Company, as depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

    If a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a preference over the Common Securities upon termination of Simmons Trust. See "--Liquidation Distribution Upon Termination." The existence of an Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

REMOVAL OF SIMMONS TRUST TRUSTEES

    Unless a Debenture Event of Default has occurred and is continuing, any Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event, however, will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of a Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

    Unless an Event of Default has occurred and is continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the Company, as the holder of the Common Securities, will have power to appoint one or more Persons (as defined in the Trust Agreement) either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such Trust Property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone will have power to make such appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

    Any Person into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Trustee is a party, or any Person succeeding to all or substantially all the corporate trust business of such Trustee, will be the successor of such Trustee under the Trust Agreement, provided such Person is otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF SIMMONS TRUST

    Simmons Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, except as described below. Simmons Trust may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, the Property Trustee or the Delaware Trustee, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either
(a) expressly assumes all of the obligations of Simmons Trust with respect to the Preferred Securities, or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee in its capacity as the holder of the Subordinated Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed (including, if applicable, The Nasdaq Stock Market's National Market), if any, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (v) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither Simmons Trust nor such successor entity will be required to register as an "investment company" under the Investment Company Act, and (vi) the Company owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, Simmons Trust will not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other Person or permit any other Person to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause Simmons Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

    Except as provided below and under "Description of the Guarantee--Amendments and Assignment" and as otherwise required by the Trust Act and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

    The Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Preferred Securities (i) with respect to acceptance of appointment by a successor trustee, (ii) to cure any ambiguity, correct or supplement any provisions in such Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement (provided such amendment is not inconsistent with the other provisions of the Trust Agreement), (iii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as is necessary to ensure that Simmons Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that Simmons Trust will not be required to register as an "investment company" under the Investment
Company Act or (iv) to reduce the Liquidation Amount per Trust Security and simultaneously to increase the number of Trust Securities issued and outstanding solely for the purpose of maintaining the eligibility of the Preferred Securities for listing or quotation on any national securities exchange or other organization on which the Preferred Securities are then listed or quoted (including, if applicable, The Nasdaq Stock Market's National Market); provided, however, that in the case of clause (ii), such action may not adversely affect in any material respect the interests of any holder of Trust Securities and that, in the case of clause (iv), the aggregate Liquidation Amount of the Trust Securities outstanding, upon completion of any such reduction, must be the same as the aggregate Liquidation Amount of the Trust Securities outstanding immediately prior to any such reduction, and any amendments of such Trust Agreement will become effective when notice thereof is given to the holders of Trust Securities (or, in the case of an amendment pursuant to clause (iv), as of the date specified in the notice). The Trust Agreement may be amended by the Trustees and the Company with (i) the consent of holders representing not less than a majority in the aggregate Liquidation Amount of the outstanding Trust Securities, and (ii) receipt by the Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with such amendment will not affect the status of Simmons Trust as a grantor trust for United States federal income tax purposes or its exemption from status as an "investment company" under the Investment Company Act. Notwithstanding anything in this paragraph to the contrary, without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to (a) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date, or (b) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

    The Trustees will not, so long as any Subordinated Debentures are held by the Property Trustee, (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to the Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures will be due and payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debentures, where such consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture requires the consent of each holder of Subordinated Debentures affected thereby, no such consent will be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Trustees may not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee will notify each holder of Preferred Securities of any notice of default with respect to the Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Trustees must obtain an opinion of counsel experienced in such matters to the effect that Simmons Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

    Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement.

    No vote or consent of the holders of Preferred Securities will be required for Simmons Trust to redeem and cancel its Preferred Securities in accordance with the Trust Agreement.

    Notwithstanding the fact that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Trustees or any affiliate of the Company or any Trustee, will, for purposes of such vote or consent, be treated as if they were not outstanding.

PAYMENT AND PAYING AGENT

    Payments in respect of the Preferred Securities will be made by check mailed to the address of the holder entitled thereto as such address will appear on the register of holders of the Preferred Securities. The paying agent for the Preferred Securities will initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. In the event that the Property Trustee no longer is the paying agent for the Preferred Securities, the Administrative Trustees will appoint a successor (which must be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as paying agent.

REGISTRAR AND TRANSFER AGENT

    The Property Trustee will act as the registrar and the transfer agent for the Preferred Securities. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of Simmons Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Simmons Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee will take such action as is directed by the Company and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

    The Administrative Trustees are authorized and directed to conduct the affairs of and to operate Simmons Trust in such a way that Simmons Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. The Company and the Administrative Trustees are authorized, in this connection, to take any action, not inconsistent with applicable law, the certificate of trust of Simmons Trust or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes.

    Holders of the Preferred Securities have no preemptive or similar rights.

    The Trust Agreement and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

                  DESCRIPTION OF THE SUBORDINATED DEBENTURES

    Concurrently with the issuance of the Preferred Securities, Simmons Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Subordinated Debentures issued by the Company. The Subordinated Debentures will be issued as unsecured debt under the Indenture, to be dated as of June 24, 1997 (the "Indenture"), between the Company and State Street Bank and Trust Company as trustee (the "Debenture Trustee"). The Indenture will be qualified as an indenture under the Trust Indenture Act. The following summary of the material terms and provisions of the Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture and to the Trust Indenture Act. Wherever particular defined terms of the Indenture are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

    The Subordinated Debentures will be limited in aggregate principal amount to approximately $15,463,925 (or up to $17,783,525 if the option described under the heading "Underwriting" is exercised by the Underwriter), such amount being the sum of the aggregate stated Liquidation Amount of the Trust Securities. The Subordinated Debentures will bear interest at the annual rate of 9.12% of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year (each, an "Interest Payment Date") beginning September 30, 1997, to the Person (as defined in the Indenture) in whose name each Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the fifteenth day of the last month of the calendar quarter. It is anticipated that, until the liquidation, if any, of Simmons Trust, the Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date such payment was originally due and payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 9.12% thereof, compounded quarterly. The term "interest," as used herein, includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Payment, as applicable.

    The Subordinated Debentures will mature on June 30, 2027 (such date, as it may be shortened or extended as hereinafter described, the "Stated
Maturity"). Such date may be shortened at any time by the Company to any date not earlier than June 30, 2002, subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. Such date may also be extended at any time at the election of the Company but in no event to a date later than June 30, 2036, provided that at the time such election is made and at the time of extension (i) the Company is not in bankruptcy, otherwise insolvent or in liquidation, (ii) the Company is not in default in the payment of any interest or principal on the Subordinated Debentures, and (iii) Simmons Trust is not in arrears on payments of Distributions on the Preferred Securities and no deferred Distributions are accumulated. In the event that the Company elects to shorten or extend the Stated Maturity of the Subordinated Debentures, it will give notice thereof to the Debenture Trustee, Simmons Trust and to the holders of the Subordinated Debentures no more than 180 days and no less than 90 days prior to the effectiveness thereof. The Company will not have the right to purchase the Subordinated Debentures, in whole or in part, from Simmons Trust until after June 30, 2002, except that if a Tax Event, a Capital Treatment Event or an Investment Company Event has occurred and is continuing.

    The Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any Bank, upon any such Bank's liquidation or reorganization or otherwise (and thus the ability of holders of the Subordinated Debentures to benefit indirectly from such distribution), is subject to the prior claim of creditors of such Bank, except to the extent that the Company may itself be recognized as a creditor of such Bank. The Subordinated Debentures will, therefore, be effectively subordinated to all existing and future liabilities of the Banks, and holders of Subordinated Debentures should look only to the assets of the Company for payments on the Subordinated Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, Subordinated Debt and Additional Senior Obligations, whether under the Indenture or any existing indenture or other indenture that the Company may enter into in the future or otherwise. See "--Subordination."

    The Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event of a highly leveraged transaction or other similar transaction involving the Company that may adversely affect such holders.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    The Company has the right under the Indenture at any time during the term of the Subordinated Debentures, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest at any time, or from time to time (each, an "Extended Interest Payment Period"). The right to defer the payment of interest on the Subordinated Debentures is limited, however, to a period, in each instance, not exceeding 20 consecutive quarters and no Extended Interest Payment Period may extend beyond the Stated Maturity of the Subordinated Debentures. At the end of each Extended Interest Payment Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of 9.12%, compounded quarterly, to the extent permitted by applicable law). During an Extended Interest Payment Period, interest will continue to accrue and holders of Subordinated Debentures (or the holders of Preferred Securities if such securities are then outstanding) will be required to accrue and recognize income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount."

    During any such Extended Interest Payment Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) dividends or distributions in common stock of the Company, any declaration of a non-cash dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (b) purchases of common stock of the Company related to the rights under any of the Company's benefit plans for its directors, officers or employees), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extended Interest Payment Period, the Company may further defer the payment of interest; provided that no Extended Interest Payment Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extended Interest Payment Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extended Interest Payment Period subject to the above requirements. No interest will be due and payable during an Extended Interest Payment Period, except at the end thereof. The Company has no present intention of exercising its rights to defer payments of interest on the Subordinated Debentures. The Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of such Extended Interest Payment Period at least two Business Days prior to the earlier of (i) the next succeeding date on which Distributions on the Trust Securities would have been payable except for the election to begin such Extended Interest Payment Period, or (ii) the date Simmons Trust is required to give notice of the record date, or the date such Distributions are payable, to The Nasdaq Stock Market's National Market (or other applicable self-regulatory organization) or to holders of the Preferred Securities, but in any event at least one Business Day before such record date. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extended Interest Payment Period.

ADDITIONAL SUMS

    If Simmons Trust or the Property Trustee is required to pay any additional taxes, duties or other governmental charges as a result of the occurrence of a Tax Event, the Company will pay as additional amounts (referred to herein as "Additional Payment") on the Subordinated Debentures such additional amounts as may be required so that the net amounts received and retained by Simmons Trust after paying any such additional taxes, duties or other governmental charges will not be less than the amounts Simmons Trust would have received had such additional taxes, duties or other governmental charges not been imposed.

REDEMPTION

    The Company will have the right to redeem the Subordinated Debentures prior to maturity (i) on or after June 30, 2002, in whole at any time or in part from time to time, or (ii) at any time in whole (but not in part), within 180 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event, in each case at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. Any such redemption prior to the Stated Maturity will be subject to prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

    "Tax Event" means the receipt by Simmons Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) interest payable by the Company on the Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, (ii) Simmons Trust is, or will be within 90 days after the date of such opinion of counsel, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debentures, or
(iii) Simmons Trust is, or will be within 90 days after the date of such opinion of counsel, subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges. The Company must request and receive an opinion with regard to such matters within a reasonable period of time after it becomes aware of the possible occurrence of any of the events described in clauses (i) through (iii) above.

    "Capital Treatment Event" means the receipt by Simmons Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk of impairment of the Company's ability to treat the aggregate Liquidation Amount of the Preferred Securities (or any substantial portion thereof) as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

    "Investment Company Event" means the receipt by Simmons Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, Simmons Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the Preferred Securities.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price for the Subordinated Debentures, on and after the redemption date interest ceases to accrue on such Subordinated Debentures or portions thereof called for redemption.

    The Subordinated Debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

    As described under "Description of the Preferred Securities--Liquidation Distribution Upon Termination," under certain circumstances involving the termination of Simmons Trust, the Subordinated Debentures may be distributed to the holders of the Preferred Securities in liquidation of Simmons Trust after satisfaction of liabilities to creditors of Simmons Trust as provided by applicable law. Any such distribution will be subject to receipt of prior approval by the Federal Reserve if then required under applicable policies or guidelines of the Federal Reserve. If the Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of Simmons Trust, the Company will use its best efforts to list the Subordinated Debentures on The Nasdaq Stock Market's National Market or such stock exchanges, if any, on which the Preferred Securities are then listed. There can be no assurance as to the market price of any Subordinated Debentures that may be distributed to the holders of Preferred Securities.

RESTRICTIONS ON CERTAIN PAYMENTS

    If at any time (i) there has occurred a Debenture Event of Default, (ii) the Company is in default with respect to its obligations under the Guarantee, or (iii) the Company has given notice of its election of an Extended Interest Payment Period as provided in the Indenture with respect to the Subordinated Debentures and has not rescinded such notice, or such Extended Interest Payment Period, or any extension thereof, is continuing, the Company will not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) dividends or distributions in common stock of the Company, any declaration of a non-cash dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (b) purchases of common stock of the Company related to the rights under any of the Company's benefit plans for its directors, officers or employees), (2) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (3) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Stock.

SUBORDINATION

    The Indenture provides that the Subordinated Debentures issued thereunder are subordinated and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceedings of the Company, the holders of Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company before the holders of Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the Subordinated Debentures.

    In the event of the acceleration of the maturity of any Subordinated Debentures, the holders of all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of the Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the Subordinated Debentures.

    No payments on account of principal or interest in respect of the Subordinated Debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company or an event of default with respect to any Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company resulting in the acceleration of the maturity thereof, or if any judicial proceeding is pending with respect to any such default.

    "Debt" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every capital

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
lease obligation of such Person, and (vi) and every obligation of the type referred to in clauses (i) through (v) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

    "Senior Debt" means, with respect to the Company, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debentures or to other Debt which is pari passu with, or subordinated to, the Subordinated Debentures; provided, however, that Senior Debt will not be deemed to include
(i) any Debt of the Company which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, (the "Bankruptcy Code"), was without recourse to the Company, (ii) any Debt of the Company to any of its subsidiaries, (iii) any Debt to any employee of the Company, (iv) any Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the Subordinated Debentures as a result of the subordination provisions of the Indenture would be greater than they otherwise would have been as a result of any obligation of such holders to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject, and (v) Debt which constitutes Subordinated Debt.

    "Subordinated Debt" means, with respect to the Company, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other Debt of the Company (other than the Subordinated Debentures).

    "Additional Senior Obligations" means, with respect to the Company, all indebtedness, whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; provided, however, that Additional Senior Obligations do not include claims in respect of Senior Debt or Subordinated Debt or obligations which, by their terms, are expressly stated to be not superior in right of payment to the Subordinated Debentures or to rank pari passu in right of payment with the Subordinated Debentures. "Claim," as used herein, has the meaning assigned thereto in Section 101(4) of the Bankruptcy Code.

    The Indenture places no limitation on the amount of additional Senior Debt, Subordinated Debt or Additional Senior Obligations that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt, Subordinated Debt and Additional Senior Obligations. As of March 31, 1997, the Company had aggregate Senior Debt, Subordinated Debt and Additional Senior Obligations of approximately $1.1 million and, upon consummation of the Pending Acquisitions, such aggregate amount will be approximately $34.1 million. See "Use of Proceeds" and "Capitalization." Because the Company is a holding company, the Subordinated Debentures are effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including obligations to depositors of the Banks.

PAYMENT AND PAYING AGENTS

    Payment of principal of and any interest on the Subordinated Debentures will be made at the office of the Debenture Trustee in Boston, Massachusetts, except that, at the option of the Company, payment of any interest may be made
(i) by check mailed to the address of the Person entitled thereto as such address appears in the register of holders of the Subordinated Debentures, or
(ii) by transfer to an account maintained by the Person entitled thereto as specified in the register of holders of the Subordinated Debentures, provided that proper transfer instructions have been received by the regular record date. Payment of any interest on Subordinated Debentures will be made to the Person in whose name such Subordinated Debenture is registered at the close of business on the regular record date for such interest, except in the case of defaulted interest. The Company may at any time designate additional paying agents for the Subordinated Debentures or rescind the designation of any paying agent for the Subordinated

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
Debentures; however, the Company will at all times be required to maintain a paying agent in each place of payment for the Subordinated Debentures.

    Any moneys deposited with the Debenture Trustee or any paying agent for the Subordinated Debentures, or then held by the Company in trust, for the payment of the principal of or interest on the Subordinated Debentures and remaining unclaimed for two years after such principal or interest has become due and payable will be repaid to the Company on May 31 of each year or (if then held in trust by the Company) will be discharged from such trust and the holder of such Subordinated Debenture will thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

REGISTRAR AND TRANSFER AGENT

    The Debenture Trustee will act as the registrar and the transfer agent for the Subordinated Debentures. Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the registrar in Boston, Massachusetts. The Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. The Company may at any time designate additional transfer agents with respect to the Subordinated Debentures. In the event of any redemption, neither the Company nor the Debenture Trustee will be required to (i) issue, register the transfer of or exchange Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption, or (ii) transfer or exchange any Subordinated Debentures so selected for redemption, except, in the case of any Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

MODIFICATION OF INDENTURE

    The Company and the Debenture Trustee may, from time to time without the consent of the holders of the Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Subordinated Debentures, to modify the Indenture; provided, that no such modification may, without the consent of the holder of each outstanding Subordinated Debenture affected by such proposed modification, (i) extend the fixed maturity of the Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or (ii) reduce the percentage of principal amount of Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture; provided that so long as any of the Preferred Securities remain outstanding, no such modification may be made that requires the consent of the holders of the Subordinated Debentures, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the Preferred Securities and that if the consent of the holder of each Subordinated Debenture is required, such modification will not be effective until each holder to Trust Securities has consented thereto.

DEBENTURE EVENTS OF DEFAULT

    The Indenture provides that any one or more of the following described events with respect to the Subordinated Debentures that has occurred and is continuing constitutes an event of default (each, a "Debenture Event of Default") with respect to the Subordinated Debentures:

        (i) failure for 30 days to pay any interest on the Subordinated Debentures, when due (subject to the deferral of any due date in the case of an Extended Interest Payment Period); or

        (ii) failure to pay any principal on the Subordinated Debentures when due whether at maturity, upon redemption by declaration or otherwise; or

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
        (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the Subordinated Debentures; or

        (iv) certain events in bankruptcy, insolvency or reorganization of the Company.

    The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee, or the holders of not less than 25% in aggregate outstanding principal amount of the Subordinated Debentures, may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. Should the holders of the Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Preferred Securities will have such right.

    The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

    If a Debenture Event of Default has occurred and is continuing, the Property Trustee will have the right to declare the principal of and the interest on such Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Subordinated Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE PREFERRED SECURITIES

    If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. If the right to bring a Direct Action is removed, Simmons Trust may become subject to the reporting obligations under the Exchange Act.

    The holders of the Preferred Securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the Subordinated Debentures unless there has been an Event of Default under the Trust Agreement. See "Description of the Preferred Securities--Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    The Company may not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, and any Person may not consolidate with or merge into the Company or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to the Company, unless (i) in the event the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes by supplemental indenture the Company's obligations on the Subordinated Debentures issued under the Indenture, (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, has occurred and is continuing, and (iii) certain other conditions as prescribed in the Indenture are met.

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
SATISFACTION AND DISCHARGE

    The Indenture will cease to be of further effect (except as to the Company's obligations to pay certain sums due pursuant to the Indenture and to provide certain officers' certificates and opinions of counsel described therein) and the Company will be deemed to have satisfied and discharged the Indenture when, among other things, all Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year, and the Company deposits or causes to be deposited with the Debenture Trustee trust funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity or redemption date, as the case may be.

GOVERNING LAW

    The Indenture and the Subordinated Debentures will be governed by and construed in accordance with the laws of the State of Arkansas.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

    The Debenture Trustee has and is subject to all of the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

    The Company has agreed, pursuant to the Indenture, for so long as Trust Securities remain outstanding, (i) to maintain directly or indirectly 100% ownership of the Common Securities of Simmons Trust (provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities), (ii) not to voluntarily terminate, wind up or liquidate Simmons Trust, except upon prior approval of the Federal Reserve if then so required under applicable capital guidelines or policies of the Federal Reserve, and (a) in connection with a distribution of Subordinated Debentures to the holders of the Preferred Securities in liquidation of Simmons Trust, or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause Simmons Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

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
                         DESCRIPTION OF THE GUARANTEE

    The Preferred Securities Guarantee Agreement (the "Guarantee") will be executed and delivered by the Company concurrently with the issuance of the Preferred Securities for the benefit of the holders of the Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Guarantee Trustee, State Street Bank and Trust Company, will act as indenture trustee under the Guarantee for purposes of complying with the provisions of the Trust Indenture Act and will hold the Guarantee for the benefit of the holders of the Preferred Securities. The following summary of the material terms and provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee and the Trust Indenture Act. Wherever particular defined terms of the Guarantee are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

    The Company will, pursuant to the Guarantee, irrevocably agree to pay in full on a subordinated basis, to the extent set forth therein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that Simmons Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of Simmons Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent that Simmons Trust has funds available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption to the extent that Simmons Trust has funds available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of Simmons Trust (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the amount of the Liquidation Distribution, to the extent Simmons Trust has funds available therefor at such time, and (b) the amount of assets of Simmons Trust remaining available for distribution to holders of Preferred Securities in liquidation of Simmons Trust. The obligation of the Company to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing Simmons Trust to pay such amounts to such holders.

    The Guarantee will not apply to any payment of Distributions except to the extent Simmons Trust has funds available therefor. If the Company does not make interest payments on the Subordinated Debentures held by Simmons Trust, Simmons Trust will not pay Distributions on the Preferred Securities and will not have funds legally available therefor.

STATUS OF THE GUARANTEE

    The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company in the same manner as the Subordinated Debentures. The Guarantee does not place a limitation on the amount of additional Senior Debt, Subordinated Debt or Additional Senior Obligations that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt, Subordinated Debt and Additional Senior Obligations.

    The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other Person). The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by Simmons Trust or upon distribution of the Subordinated Debentures to the holders of the Preferred Securities. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any Bank upon such Bank's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that Bank, except to the extent the Company may itself be recognized as a creditor of that Bank. The Company's obligations under the Guarantee, therefore, will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and claimants should look only to the assets of the Company for payments thereunder.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the outstanding Preferred Securities. See "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee will bind the successors, assigns, receivers, trustees and representatives of the Company and will inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

    An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

    Any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against Simmons Trust, the Guarantee Trustee or any other Person.

    The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of any Preferred Securities, unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

    The Guarantee will terminate and be of no further force and effect upon (a) full payment of the Redemption Price of the Preferred Securities, (b) full payment of the amounts payable upon liquidation of Simmons Trust, or (c) distribution of the Subordinated Debentures to the holders of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee.

GOVERNING LAW

    The Guarantee will be governed by and construed in accordance with the laws of the State of Arkansas.

EXPENSE AGREEMENT

    The Company will, pursuant to the Agreement as to Expenses and Liabilities entered into by it under the Trust Agreement (the "Expense Agreement"), irrevocably and unconditionally guarantee to each person or entity to whom Simmons Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of Simmons Trust, other than obligations of Simmons Trust to pay to the holders of the Preferred Securities or other similar interests in Simmons Trust of the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be. Third party creditors of Simmons Trust may proceed directly against the Company under the Expense Agreement, regardless of whether such creditors had notice of the Expense Agreement.

                 RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                 THE SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

    Payments of Distributions and other amounts due on the Preferred Securities (to the extent Simmons Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." The Company and Simmons Trust believe that, taken together, the obligations of the Company under the Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement, and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of Simmons Trust under the Preferred Securities. If and to the extent that the Company does not make payments on the Subordinated Debentures, Simmons Trust will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when Simmons Trust does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of such Distributions to such holder. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company.

SUFFICIENCY OF PAYMENTS

    As long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Trust Securities, (ii) the interest rate and interest and other payment dates on the Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities, (iii) the Company will pay for all and any costs, expenses and liabilities of Simmons Trust (except the obligations of Simmons Trust to holders of the Preferred Securities), and (iv) the Trust Agreement further provides that Simmons Trust will not engage in any activity that is not consistent with the limited purposes of Simmons Trust.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

    A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, Simmons Trust or any other Person. A default or event of default under any Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company would not constitute a default or Event of Default. In the event, however, of payment defaults under, or acceleration of, Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Subordinated Debentures until such Senior Debt, Subordinated Debt or Additional Senior Obligations has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Subordinated Debentures would constitute an Event of Default.

LIMITED PURPOSE OF SIMMONS TRUST

    The Preferred Securities evidence a preferred undivided beneficial interest in the assets of Simmons Trust. Simmons Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in Subordinated Debentures. A principal difference between the rights of a holder of a Preferred Security and the rights of a holder of a Subordinated Debenture is that a holder of a Subordinated Debenture is entitled to receive from the Company the principal amount of and interest accrued on Subordinated Debentures held, while a holder of Preferred Securities is entitled to receive Distributions from Simmons Trust (or from the Company under the Guarantee) if and to the extent Simmons Trust has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

    Upon any voluntary or involuntary termination, winding-up or liquidation of Simmons Trust involving the liquidation of the Subordinated Debentures, the holders of the Preferred Securities will be entitled to receive, out of assets held by Simmons Trust, the Liquidation Distribution in cash. See "Description of the Preferred Securities--Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company (as set forth in the Indenture), but entitled to receive payment in full of principal and interest before any shareholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of Simmons Trust (other than the obligations of Simmons Trust to the holders of its Preferred Securities), the positions of a holder of the Preferred Securities and a holder of the Subordinated Debentures relative to other creditors and to shareholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    The following is a summary of the material United States federal income tax considerations that may be relevant to the purchasers of Preferred Securities which has been passed upon by Lewis, Rice & Fingersh, L.C., special counsel to the Company and Simmons Trust insofar as it relates to matters of law and legal conclusions. The conclusions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership, and disposition of Preferred Securities may differ from the treatment described below.

    No attempt has been made in the following discussion to comment upon all United States federal income tax matters affecting purchasers of Preferred Securities. Moreover, the discussion generally focuses on holders of Preferred Securities who are individual citizens or residents of the United States and who acquire Preferred Securities on their original issue at their offering price and hold Preferred Securities as capital assets. The discussion has only limited application to dealers in securities, corporations, estates, trusts or nonresident aliens and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. The following summary also does not address the tax consequences to persons that have a functional currency other than the United States dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities. Accordingly, each prospective investor should consult, and should rely exclusively on, such investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of Preferred Securities.

CLASSIFICATION OF THE SUBORDINATED DEBENTURES

    The Company intends to take the position that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company under current law, and, by acceptance of a Preferred Security, each holder covenants to treat the Subordinated Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Subordinated Debentures. No assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company.

CLASSIFICATION OF SIMMONS TRUST

    Under current law and assuming full compliance with the terms of the Trust Agreement and Indenture (and certain other documents described herein), Simmons Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be treated as owning an undivided beneficial interest in the Subordinated Debentures, and each holder will be required to include in his gross income any OID accrued with respect to his allocable share of the Subordinated Debentures whether or not cash is actually distributed to such holder.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

    Under recently issued Treasury regulations (the "Regulations"), a debt instrument will be deemed to be issued with OID if there is more than a "remote" contingency that periodic stated interest payments due on the instrument will not be timely paid. Because the exercise by the Company of its option to defer the payment of stated interest on the Subordinated Debentures would prevent the Company from declaring dividends on any class of equity, the Company believes that the likelihood of its exercising the option is "remote" within the meaning of the Regulations. As a result, the Company intends to take the position that the Subordinated Debentures will not be deemed to be issued with OID. Accordingly, based on this position, stated interest payments on the Subordinated Debentures will be includible in the ordinary income of a holder at the time that such payments are paid or accrued in accordance with the holder's regular method of accounting. Because the Regulations have not yet been addressed in any published rulings or other published interpretations issued by the Internal Revenue Service, it is possible that the Internal Revenue Service could take a position contrary to the position taken by the Company.

    If the Company were to exercise its option to defer the payment of stated interest on the Subordinated Debentures, the Subordinated Debentures would be treated, solely for purposes of the OID rules, as being "re-issued" at such time with OID. The amount of interest income includible in the taxable income of a holder of the Subordinated Debentures would be determined on the basis of a constant yield method over the remaining term of the instrument regardless of the holder's method of tax accounting and the actual receipt of future payments of stated interest on the Subordinated Debentures would no longer be separately reported as taxable income. Consequently, a holder of Preferred Securities would be required to include OID in ordinary income, on a current basis, over the period that the instrument is held even though the Company would not be making any actual cash payments during the Extended Interest Payment Period. The amount of OID that would accrue, in the aggregate, during the Extended Interest Payment Period would be approximately equal to the amount of the cash payment due at the end of such period. Moreover, under the Regulations, if the option to defer the payment of interest income with respect to the Subordinated Debentures was determined not to be "remote," the Subordinated Debentures would be treated as having been originally issued with OID. In such event, all of a holder's taxable interest income would be accounted for as OID and any OID included in income would increase the holder's adjusted tax basis in the Subordinated Debentures and the holder's actual receipt of interest payments would reduce such basis.

    Because income on the Preferred Securities will constitute interest income for United States federal income tax purposes, corporate holders of Preferred Securities will not be entitled to claim a dividends received deduction in respect of such income.

MARKET DISCOUNT AND ACQUISITION PREMIUM

    Holders of Preferred Securities other than a holder who purchased the Preferred Securities upon original issuance may be considered to have acquired their undivided interests in the Subordinated Debentures with "market discount" or "acquisition premium" as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

RECEIPT OF SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF SIMMONS TRUST

    Under certain circumstances, as described under "Description of the Preferred Securities--Redemption" and "--Liquidation Distribution Upon Termination," the Subordinated Debentures may be distributed to holders of Preferred Securities upon a liquidation of Simmons Trust. Under current United States federal income tax law, such a distribution would be treated as a nontaxable event to each such holder and would result in such holder having an adjusted tax basis in the Subordinated Debentures received in the liquidation equal to such holder's adjusted tax basis in the Preferred Securities immediately before the distribution. A holder's holding period in the Subordinated Debentures so received in liquidation of Simmons Trust would include the period for which such holder held the Preferred Securities.

    If, however, a Tax Event occurs which results in Simmons Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the Preferred Securities. Under certain circumstances described herein, the Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder would recognize gain or loss as if the holder sold such Preferred Securities for cash. See "Description of the Preferred Securities--Redemption" and "--Liquidation Distribution Upon Termination."

DISPOSITION OF PREFERRED SECURITIES

    Upon the sale of the Preferred Securities, a holder will recognize a gain or loss in an amount equal to the difference between his adjusted tax basis in the Preferred Securities and the amount realized in the sale (except to the extent of any amount received in respect of accrued but unpaid interest not previously included in income). A holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by OID (if any) previously includible in the holder's gross income to the date of disposition and decreased by payments (if any) received on the Preferred Securities in respect of OID to the date of disposition. Such gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year at the time of sale.

    The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest (or OID if the Subordinated Debentures are treated as having been issued, or reissued, with OID) with respect to the underlying Subordinated Debentures. A holder who disposes of his Preferred Securities between record payment dates will be required to include in ordinary income any portion of the amount realized that is attributable to accrued but unpaid interest (or OID, if any) to the extent not previously included in income on his pro rata share of the underlying Subordinated Debentures during the taxable year of sale through the date of disposition. To the extent that the amount realized in the sale is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

EFFECT OF PROPOSED CHANGES IN TAX LAWS

    On March 19, 1996, President Clinton proposed certain tax law changes that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations issued on or after December 7, 1995 (the "1996 Proposed Legislation") if such debt obligations (i) have a weighted average maturity in excess of 40 years or (ii) have a maximum term in excess of 20 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that certain legislative proposals initiated by the Clinton administration, including the 1996 Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress would have an effective date that is no earlier than the date of "appropriate Congressional action." In addition, subsequent to the publication of the Joint Statement, Senator Daniel Patrick Moynihan and Representatives Sam M. Gibbons and Charles B. Rangel wrote letters to Treasury Department officials concurring with the views expressed in the Joint Statement. Neither the 1996 Proposed Legislation nor similar legislation was enacted during the 104th Congress. On February 6, 1997, President Clinton proposed in the administration's fiscal year 1998 budget certain tax law changes (the "Administration's 1997 Tax Proposals") that would, among other things, generally deny corporate issuers a deduction for interest or OID in respect of certain debt obligations if such debt obligations have a maximum term in excess of 15 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. The Administration's 1997 Tax Proposals also contain a provision that would deny a deduction to corporate issuers for interest or OID with respect to debt instruments that have a maximum weighted average maturity of more than 40 years (including rights to extend, renew or relend), or are payable in stock of the issuer or a related party. The United

States Treasury Department's summary of the Administration's 1997 Tax Proposals states that the above provisions regarding the deduction of interest would generally be effective for instruments issued on or after the date of "first Congressional committee action" with respect to the Administration's 1997 Tax Proposals. On June 9, 1997, Chairman Bill Archer released his proposed budget revenue reconciliation provisions (the "Chairman's Mark") which did not include the above provisions from the Administration's 1997 Tax Proposals. The House Ways and Means Committee began a markup of the proposed budget revenue reconciliation provisions on June 11, 1997 (the "June Hearings"). There can be no assurance that the Chairman's Mark will be adopted or that the effective date guidance in the Administration's 1997 Tax Proposals will be adopted if the administration's proposed changes to the tax law are enacted or that the June Hearings will or will not be considered the "first Congressional committee action." Nor can there be any assurance that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Subordinated Debentures. Consequently, there can be no assurance that a Tax Event will not occur. A Tax Event would permit the Company, upon approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, to cause a redemption of the Preferred Securities before, as well as after, June 30, 2002. See "Description of the Subordinated Debentures--Redemption" and "Description of the Preferred Securities--Redemption--Tax Event Redemption, Capital Treatment Event Redemption or Investment Company Event Redemption" and "Certain Federal Income Tax Consequences--Effect of Proposed Changes in Tax Laws."

BACKUP WITHHOLDING AND INFORMATION REPORTING

    The amount of interest paid on the Preferred Securities held of record by individual citizens or residents of the United States, or certain trusts, estates, and partnerships, will be reported to the Internal Revenue Service on Forms 1099, which forms should be mailed to such holders of Preferred Securities by January 31 following each calendar year. Payments, including interest, made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax (currently at 31%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules may be allowed as a credit against the holder's United States federal income tax liability, provided the required information is provided to the Internal Revenue Service.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON THE PARTICULAR SITUATION OF A HOLDER OF PREFERRED SECURITIES. HOLDERS OF PREFERRED SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                             ERISA CONSIDERATIONS

    Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code ("Plans"), generally may purchase Preferred Securities, subject to the investing fiduciary's determination that the investment in Preferred Securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Plan.

    In any case, the Company and/or any of its affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to certain plans (generally, Plans maintained or sponsored by, or contributed to by, any such persons with respect to which the Company or an affiliate is a fiduciary or Plans for which the Company or an affiliate provides services). The acquisition and ownership of Preferred Securities by a Plan (or by an individual retirement arrangement or other Plans described in Section 4975(e)(1) of the Code) with respect to which the Company or any of its affiliates is considered a party in interest or a disqualified person, may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption.

    As a result, Plans with respect to which the Company or any of its affiliates is a party in interest or a disqualified person should not acquire Preferred Securities unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption. Any other Plans or other entities whose assets include Plan assets subject to ERISA or Section 4975 of the Code proposing to acquire Preferred Securities should consult with their own counsel.

                                 UNDERWRITING

    Stifel, Nicolaus & Company, Incorporated, the Underwriter, has agreed, subject to the terms and conditions set forth in the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, to purchase 600,000 Preferred Securities from Simmons Trust. The Underwriter has agreed in the Underwriting Agreement, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased.

    The Underwriter has advised Simmons Trust that it proposes initially to offer the Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $0.50 per Preferred Security. The Underwriter may allow, and such dealers may reallow, a discount not in excess of $0.10 per Preferred Security to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed. Because the National Association of Securities Dealers, Inc. ("NASD") is expected to view the Preferred Securities as interests in a direct participation program, the offering of the Preferred Securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

    In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debentures of the Company, the Underwriting Agreement provides that the Company will pay as compensation to the Underwriter arranging the investment therein of such proceeds, an amount in immediately available funds of $1.00 per Preferred Security (or $600,000 in the aggregate) for the accounts of the Underwriter.

    Simmons Trust has granted the Underwriter an option to purchase up to an additional 90,000 Preferred Securities at the initial public offering price. Such option, which expires 30 days from the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent that the Underwriter exercises its option to purchase additional Preferred Securities, Simmons Trust will issue and sell to the Company additional Common Securities in such aggregate Liquidation Amount as is required for the Company to continue to hold Common Securities in an aggregate Liquidation Amount equal to at least 3% of the total capital of Simmons Trust and the Company will issue and sell to Simmons Trust Subordinated Debentures in an aggregate principal amount equal to the total aggregate Liquidation Amount of the additional Preferred Securities being purchased pursuant to the option.

    During a period of 30 days from the date of this Prospectus, neither Simmons Trust nor the Company will, subject to certain exceptions, without the prior written consent of the Underwriters, directly or indirectly, sell, offer to sell, grant any option for sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or Subordinated Debentures or any debt securities substantially similar to the Subordinated Debentures or equity securities substantially similar to the Preferred Securities (except for Subordinated Debentures and the Preferred Securities offered hereby).

    The Preferred Securities have been approved for quotation on The Nasdaq Stock Market's National Market. The Underwriter has advised Simmons Trust that it presently intends to make a market in the Preferred Securities after the commencement of trading on The Nasdaq Stock Market's National Market, but no assurances can be made as to the liquidity of such Preferred Securities or that an active and liquid trading market will develop or, if developed, that it will continue. The offering price and distribution rate have been determined by negotiations among representatives of the Company and the Underwriter, and the offering price of the Preferred Securities may not be indicative of the market price following the offering. The Underwriter will have no obligation to make a market in the Preferred Securities, however, and may cease market-making activities, if commenced, at any time.

    Simmons Trust and the Company have agreed to indemnify the Underwriter against, or contribute to payments that the Underwriter may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

    In order to facilitate the offering of the Preferred Securities, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Preferred Securities. Specifically, the Underwriter may over-allot in connection with the offering, creating a short position in the Preferred Securities for its own account. In addition, to cover over-allotments or to stabilize the price of the Preferred Securities, the Underwriter may bid for, and purchase, the Preferred Securities in the open market. The Underwriter may reclaim selling concessions allowed to a dealer for distributing the Preferred Securities in the offering, if the Underwriter repurchases previously distributed Preferred Securities in transactions to cover short positions in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Preferred Securities above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.

                            VALIDITY OF SECURITIES

    Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the formation of Simmons Trust will be passed upon by Richards, Layton & Finger, special Delaware counsel to the Company and Simmons Trust. Certain legal matters for the Company and Simmons Trust, including the validity of the Guarantee and the Subordinated Debentures, will be passed upon for the Company and Simmons Trust by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri, counsel to the Company and Simmons Trust. Certain legal matters will be passed upon for the Underwriter by Bryan Cave LLP, St. Louis, Missouri. Counsel for the Company, Simmons Trust and the Underwriter will rely on the opinion of Richards, Layton & Finger as to matters of Delaware law. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Lewis, Rice & Fingersh, L.C.

                                    EXPERTS

    The audited consolidated financial statements of the Company and its subsidiaries incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the audited financial statements of the FBAR and the FBAS incorporated herein by reference to the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 6, 1997, have been audited by Baird, Kurtz and Dobson, independent certified public accountants, as stated in their reports, which reports are incorporated herein by reference and have been so incorporated in reliance on the reports having been given upon the authority of said firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, previously filed by the Company with the Securities and Exchange Commission pursuant to Section 13 of the Exchange Act, are incorporated herein by reference:

        (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

        (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

        (c) The Company's Current Report on Form 8-K, filed June 6, 1997.

    All reports and any definitive proxy or information statements filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Preferred Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO JOHN L. RUSH, SECRETARY, SIMMONS FIRST NATIONAL CORPORATION, 501 MAIN STREET, PINE BLUFF, ARKANSAS 71601. TELEPHONE REQUESTS MAY BE DIRECTED TO
(870) 541-1000.

                             AVAILABLE INFORMATION

    This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company and Simmons Trust with the Commission under the Securities Act, with respect to the Preferred Securities, the Subordinated Debentures and the Guarantee. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, although it does include a summary of the material terms of the Trust Agreement, the Indenture and the Guarantee. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company, Simmons Trust, the Preferred Securities, the Subordinated Debentures and the Guarantee. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

    The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Simmons Trust is not currently subject to the information reporting requirements of the Exchange Act and, although Simmons Trust will become subject to such requirements upon the effectiveness of the Registration Statement, it is not expected that Simmons Trust will be filing separate reports under the Exchange Act. The Company's reports, proxy statements and other information can be inspected and copies at the following public reference facilities maintained by the Commission: 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon payment of prescribed rates. The Commission maintains in Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    No separate financial statements of Simmons Trust have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of Simmons Trust will be owned by the Company, a reporting company under the Exchange Act, (ii) Simmons Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of Simmons Trust and investing the proceeds thereof in Subordinated Debentures issued by the Company, and (iii) the obligations of the Company described herein to provide certain indemnities in respect of and be responsible for certain costs, expenses, debts and liabilities of Simmons Trust under the Indenture and pursuant to the Trust Agreement, the guarantee issued by the Company with respect to the Preferred Securities, the Subordinated Debentures purchased by Simmons Trust and the related Indenture, taken together, constitute, in the belief of the Company and Simmons Trust, a full and unconditional guarantee of payments due on the Preferred Securities. See "Description of the Subordinated Debentures" and "Description of the Guarantee."

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                                    TABLE OF CONTENTS
                                                                                    PAGE
                                                                                    ----
Prospectus Summary..............................................................      2

Summary Consolidated Financial Data.............................................      9

Summary Pro Forma Consolidated Financial Data...................................     10

Risk Factors....................................................................     11

Use of Proceeds.................................................................     16

Market for the Preferred Securities.............................................     16

Accounting Treatment............................................................     16

Capitalization..................................................................     17

Pro Forma Consolidated Financial Statements.....................................     18

Description of the Preferred Securities.........................................     24

Description of the Subordinated Debentures......................................     33

Description of the Guarantee....................................................     41

Relationship Among the Preferred Securities, the Subordinated Debentures and the
  Guarantee.....................................................................     43

Certain Federal Income Tax Consequences.........................................     44

ERISA Considerations............................................................     48

Underwriting....................................................................     48

Validity of Securities..........................................................     50

Experts.........................................................................     50

Incorporation of Certain Documents by Reference.................................     50

Available Information...........................................................     51

                     ------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE SIMMONS FIRST NATIONAL CORPORATION, SIMMONS FIRST CAPITAL TRUST OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SIMMONS FIRST NATIONAL CORPORATION SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

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                         600,000 PREFERRED SECURITIES

                                 SIMMONS FIRST
                                 CAPITAL TRUST

                  9.12% CUMULATIVE TRUST PREFERRED SECURITIES
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                      GUARANTEED, AS DESCRIBED HEREIN, BY

                                    [LOGO]

                                 SIMMONS FIRST
                             NATIONAL CORPORATION

                           ------------------------

                                  $15,000,000
                          9.12% SUBORDINATED DEBENTURES
                                      OF
                                 SIMMONS FIRST
                             NATIONAL CORPORATION

                           ------------------------

                                  Prospectus
                                 June 18, 1997

                           ------------------------

                          STIFEL, NICOLAUS & COMPANY
                                 INCORPORATED

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